EXHIBIT 10.6

[*] Portions of this exhibit have been omitted and separately filed with the SEC under a request for confidential treatment pursuant to Rule 24b-2.

                   REVOLVING CREDIT AGREEMENT

          THIS REVOLVING CREDIT AGREEMENT (this "Agreement") is made and entered into this 16th day of June, 1997, by and among CPI CORP., a Delaware corporation ("Borrower"), and the undersigned Banks, including Mercantile Bank National Association in its capacity as a Bank and as agent for the Banks under this Agreement.
                           WITNESSETH:
          WHEREAS, Borrower has applied for a revolving credit facility from the Banks consisting of revolving credit loans and letters of credit in an aggregate amount of up to $40,000,000.00; and
          WHEREAS, the Banks are willing to extend said revolving credit facility to Borrower upon, and subject to, the terms, provisions and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, the Banks and the Agent hereby covenant and agree as follows:

SECTION 1.  DEFINITIONS.

          1.01 DEFINITIONS. In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

          ACCEPTABLE ACQUISITION shall mean any Acquisition which has been (a) in the event a corporation is the subject of such Acquisition, either (i) approved by the Board of Directors of the corporation which is the subject of such Acquisition or (ii) recommended by such Board of Directors to the shareholders of such corporation, (b) in the event a partnership is the subject of such Acquisition, approved by a majority (by percentage of voting power) of the partners of the partnership which is the subject of such Acquisition, (c) in the event an organization or entity other than a corporation or partnership is the subject of such Acquisition, approved by a majority (by percentage of voting power) of the governing body, if any, or by a majority (by percentage of ownership interest) of the owners of the organization or entity which is the subject of such Acquisition or (d) in the event the corporation, partnership or other organization or entity which is the subject of such Acquisition is in bankruptcy, approved by the bankruptcy court or another court of competent jurisdiction.

          ACQUISITION shall mean any transaction or series of related transactions, consummated on or after the date of this Agreement, by which Borrower and/or any of its Subsidiaries
(a) acquires any going business or all or substantially all of the assets of any corporation, partnership or other organization or entity, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least
(i) a majority (in number of votes) of the stock and/or other securities of a corporation having ordinary voting power for the election of directors (other than stock and/or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership or (iii) a majority of the ownership interests in any organization or entity other than a corporation or partnership.

          AFFILIATE shall mean, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) with respect to Borrower, any Person beneficially owning or holding, directly or indirectly, Ten Percent (10%) or more of any class of voting or equity interests of Borrower or any Subsidiary or any corporation or other entity of which Borrower and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, Ten Percent (10%) or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of Borrower.

          AGENT shall mean Mercantile Bank National Association in its capacity as agent for the Banks hereunder and its successors in such capacity.

          APPLICABLE COMMITMENT FEE RATE shall mean: (a) .125% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was less than .75 to 1.0 as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a); (ii) .15% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was equal to or greater than .75 to 1.0 but less than 1.25 to 1.0 as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a); (iii) .1875% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was equal to or greater than 1.25 to 1.0 but less than 2.75 to 1.0 as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a); and (iv) .25% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was equal to or greater than 2.75 to 1.0 as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a). The determination of the Applicable Commitment Fee Rate as of any date shall be based on the Consolidated Debt to Consolidated EBITDA Ratio as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a), and shall be effective for purposes of determining the Applicable Commitment Fee Rate from and after the first day of the first month immediately following the date on which such delivery of financial statements is required until the first day of the first month immediately following the next such date on which delivery of consolidated financial statements of Borrower and its Subsidiaries is so required. For example, the Consolidated Debt to Consolidated EBITDA Ratio as of the end of the fiscal quarter of Borrower ended April 26, 1997, will be determined from the consolidated financial statements of Borrower and its Subsidiaries as of and for fiscal quarter ended April 26, 1997 (which are required to be delivered to the Agent and the Banks on or before June 10, 1997), and will be used in determining the Applicable Commitment Fee Rate from and after July 1, 1997. Notwithstanding the foregoing, during the period commencing on the date of this Agreement and ending June 30, 1997, Applicable Commitment Fee Rate shall mean .15% per annum.

          APPLICABLE MARGIN shall mean: (a) .50% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was less than .75 to 1.0 as of the end of the most recently ended fiscal quarter of

Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a); (b) .625% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was equal to or greater than .75 to 1.0 but less than 1.25 to 1.0 as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a); (c) .75% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was equal to or greater than 1.25 to 1.0 but less than 2.0 to 1.0 as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a); (d) 1.00% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was equal to or greater than 2.0 to 1.0 but less than 2.75 to 1.0 as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a); and (e) 1.25% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was equal to or greater than 2.75 to 1.0 as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a). The determination of the Applicable Margin as of any date shall be based on the Consolidated Debt to Consolidated EBITDA Ratio as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a), and shall be effective for purposes of determining the Applicable Margin from and after the first day of the first month immediately following the date on which such delivery of financial statements is required until the first day of the first month immediately following the next such date on which delivery of consolidated financial statements of Borrower and its Subsidiaries is so required. For example, the Consolidated Debt to Consolidated EBITDA Ratio as of the end of the fiscal quarter of Borrower ended April 26, 1997, will be determined from the consolidated financial statements of Borrower and its Subsidiaries as of and for the fiscal quarter ended April 26, 1997 (which are required to be delivered to the Agent and the Banks on or before June 10, 1997), and will be used in determining the Applicable Margin from and after July 1, 1997. Notwithstanding the foregoing, during the period commencing on the date of this Agreement and ending June 30, 1997, Applicable Margin shall mean .625% per annum.

          APPLICABLE STANDBY LETTER OF CREDIT COMMITMENT FEE RATE shall mean: (a) .425% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was less than .75 to 1.0 as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a); (b) .50% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was equal to or greater than .75 to 1.0 but less than 1.25 to 1.0 as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a); (c) .625% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was equal to or greater than 1.25 to 1.0 but less than 2.0 to 1.0 as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a); (d) .875% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was equal to or greater than 2.0 to 1.0 but less than 2.75 to 1.0 as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a); and (e) 1.125% per annum if the Consolidated Debt to Consolidated EBITDA Ratio was equal to or greater than 2.75 to 1.0 as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a). The determination of the Applicable Standby Letter of Credit Commitment Fee Rate as of any date shall be based on the Consolidated Debt to Consolidated EBITDA Ratio as of the end of the most recently ended fiscal quarter of Borrower for which consolidated financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 6.01(a), and shall be effective for purposes of determining the Applicable Standby Letter of Credit Commitment Fee Rate from and after the first day of the first month immediately following the date on which such delivery of financial statements is required until the first day of the first month immediately following the next such date on which delivery of consolidated financial statements of Borrower and its Subsidiaries is so required. For example, the Consolidated Debt to Consolidated EBITDA Ratio as of the end of the fiscal quarter of Borrower ended April 26, 1997, will be determined from the consolidated financial statements of Borrower and its Subsidiaries as of and for the fiscal quarter ended April 26, 1997 (which are required to be delivered to the Agent and the Banks on or before June 10, 1997), and will be used in determining the Applicable Standby Letter of Credit Commitment Fee Rate from and after July 1, 1997. Notwithstanding the foregoing, during the period commencing on the date of this Agreement and ending June 10, 1997, Applicable Standby Letter of Credit Commitment Fee Rate shall mean .50% per annum.

          ASSET SALE shall have the meaning ascribed thereto in
Section 6.02(e).

          ATTORNEYS' FEES shall mean the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by the Agent or any of the Banks (including, without limitation, attorneys and paralegals who are employees of the Agent or any of the Banks or of any direct or indirect parent corporation, subsidiary or affiliate of the Agent or any of the Banks) from time to time (a) in connection with the negotiation, preparation, execution, delivery, amendment, modification, extension, renewal, administration and/or enforcement of this Agreement and/or any of the other Transaction Documents, (b) in connection with the preparation, negotiation or execution of any waiver or consent with respect to this Agreement or any of the other Transaction Documents, (c) in connection with any Default or Event of Default under this Agreement, (d) to represent the Agent or any of the Banks in any litigation, contest, dispute, suit or proceeding, or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding, or to file any petition, complaint, answer, motion or other pleading or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Agent, any of the Banks, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to this Agreement or any of the other Transaction Documents, Borrower, any Subsidiary or any other Obligor and/or (e) to enforce any of the rights and/or remedies of the Agent or any of the Banks to collect any of Borrower's Obligations.

          ATTRIBUTABLE DEBT shall mean, as to any particular lease relating to a sale and leaseback transaction, the total amount of rent (discounted semiannually from the respective due dates thereof at the interest rate implicit in such lease) required to be paid by the lessee under such lease during the remaining term thereof. The amount of rent required to be paid under any such lease for any such period shall be the sum of (a) the total amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges PLUS (b) without duplication, any guaranteed residual value in respect of such lease to the extent such guarantee would be included in indebtedness in accordance with GAAP.

          BANK(S) shall mean each bank or other financial institution listed on the signature pages hereof, and its successors and assigns.

          BORROWER'S OBLIGATIONS shall mean any and all present and future indebtedness (principal, interest, fees and other amounts), liabilities and obligations (including, without limitation, reimbursement obligations with respect to Letters of Credit issued by Mercantile for the account of, or which have been guaranteed by, Borrower, funding losses and indemnities) of


Borrower to the Agent or any one or more of the Banks evidenced by or arising under this Agreement, the Notes, the Letter of Credit Applications or any of the other Transaction Documents, and any and all costs of collection and/or Attorneys' Fees incurred or to be incurred in connection therewith.

          CAPITAL STOCK shall mean any and all shares of any class of capital stock of Borrower or any Subsidiary and any warrant, right or option to purchase or acquire any shares of any such capital stock.

          CAPITAL LEASE shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

          CAPITALIZED LEASE OBLIGATIONS of any Person shall mean, as of the date of any determination thereof, all outstanding obligations of such Person in respect of Capital Leases as of such date, taken at the capitalized amount thereof accounted for as a liability on a balance sheet of such Person in accordance with GAAP.

          CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 ET SEQ., and as the same may from time to time be further amended, modified, extended or renewed.

          CHANGE OF CONTROL EVENT means the beneficial ownership or acquisition by any Person or group of Persons who are Affiliates (in any transaction or series of related transactions) of (i) more than Fifty Percent (50%) of the Voting Stock of Borrower, (ii) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of

Borrower or (iii) all or substantially all of the assets and Properties of Borrower.

          CODE shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

          COMMITMENT shall mean, subject to termination or reduction as set forth in Section 2.07 and subject to any assignment of the Commitments by any of the Banks: with respect to Mercantile, $17,000,000.00; with respect to Harris Trust and Savings Bank, $13,000,000.00; and with respect to The Sumitomo Bank, Limited, $10,000,000.00.

          CONSOLIDATED ASSETS shall mean, as of the date of any determination thereof, the total assets of Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of Borrower and its Subsidiaries as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

          CONSOLIDATED CAPITALIZATION shall mean, as of the date of any determination thereof, the sum of (a) Consolidated Debt as of such date PLUS (b) Consolidated Net Worth as of such date, all as determined on a consolidated basis for Borrower and its Subsidiaries and in accordance with GAAP.

          CONSOLIDATED DEBT shall mean, as of the date of any determination thereof, all Debt of Borrower and its Subsidiaries as of such date, determined on a consolidated basis and in accordance with GAAP.

          CONSOLIDATED DEBT TO CONSOLIDATED EBITDA RATIO shall mean, as of the last day of any fiscal quarter of Borrower, the ratio of (a) Consolidated Debt as of such day to (b) Consolidated EBITDA for the four (4) consecutive fiscal quarter period of Borrower ending on such day.

          CONSOLIDATED EBITDA shall mean, for the period in question, the sum of (a) Consolidated Net Income during such period PLUS (b) all amounts deducted in the computation thereof on account of (i) Consolidated Interest Expense, (ii) depreciation and amortization expenses and (iii) income and profits taxes.

          CONSOLIDATED FIXED CHARGES shall mean, for the period in question, without duplication, the sum of (a) Consolidated Interest Expense during such period PLUS (b) Consolidated Lease Rental Expense during such period, all determined on a consolidated basis for Borrower and its Subsidiaries and in accordance with GAAP.

          CONSOLIDATED INTEREST EXPENSE shall mean, for the period in question, the sum for Borrower and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP, of all amounts which would be deducted in computing Consolidated Net Income on account of interest on Debt during such period (including imputed interest in respect of Capitalized Lease Obligations and amortization of debt discount and expense).

          CONSOLIDATED LEASE RENTAL EXPENSE shall mean, for the period in question, the aggregate amount of operating lease expense (i.e. all minimum rental payments plus all additional rentals payable under percentage Operating Leases) during such period under all Operating Leases, all determined on a consolidated basis for Borrower and its Subsidiaries and in accordance with GAAP but excluding any amounts required to be paid by Borrower or a Subsidiary (whether or not designated as rent or additional rent) on account of maintenance, repairs, insurance, taxes, assessments, amortization and/or similar charges.

          CONSOLIDATED NET INCOME shall mean, for the period in question, the net income (or loss) of Borrower and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding in any event:

                (a) the proceeds of any life insurance policy;

                (b) any gains arising from (i) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gains during such period exceeds the aggregate amount of the losses during such period from the sale, abandonment or other disposition of assets (other than current assets), (ii) any write-up of assets or (iii) the acquisition of outstanding securities of Borrower or any Subsidiary;

                (c) any amount representing any interest in the undistributed earnings of any other Person (other than a Subsidiary), for the period in question;

                (d) any earnings, prior to the date of
          acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary prior to its becoming a Subsidiary;

                (e) any earnings of a successor to or transferee of the assets of Borrower prior to its becoming such successor or transferee;

                (f) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person; and

                (g) any extraordinary gains not covered by clause
          (b) above.

          CONSOLIDATED NET WORTH shall mean, as of the date of any determination thereof, on a consolidated basis for Borrower and its Subsidiaries, (a) the sum of (i) capital stock taken at par or stated value PLUS (ii) capital in excess of par or stated value relating to capital stock PLUS (iii) retained earnings (or minus any retained earning deficit) MINUS (b) the sum of treasury stock, capital stock subscribed for and unissued and other contra-equity accounts, all determined in accordance with GAAP.

          DEBT shall mean, with respect to any Person, at any time, without duplication:

                (a) its liabilities for borrowed money or its mandatory purchase, redemption or other retirement obligations in respect of mandatorily redeemable
          Preferred Stock;

                (b) its liabilities for the deferred purchase price of Property acquired by such Person (excluding accounts payable arising in the ordinary course of business and not overdue but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such Property);

                (c) its Capitalized Lease Obligations;

                (d) all liabilities for borrowed money secured by any Lien with respect to any Property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

                (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

                (f) Swaps of such Person; and

                (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses
          (a) through (f) above.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

          DEFAULT shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default as defined in
Section 7 hereof.

          DOMESTIC BUSINESS DAY shall mean any day except a Saturday, Sunday or legal holiday observed by the Agent or by commercial banks located in St. Louis, Missouri or Chicago, Illinois.

          ENVIRONMENTAL CLAIM shall mean any administrative, regulatory or judicial action, judgment, order, consent decree, suit, demand, demand letter, claim, Lien, notice of noncompliance or violation, investigation or other proceeding arising (a) pursuant to any Environmental Law or governmental or regulatory approval issued under any such Environmental Law, (b) from the presence, use, generation, storage, treatment, Release, threatened Release, disposal, remediation or other existence of any Hazardous Substance, (c) from any removal, remedial, corrective or other response action pursuant to an Environmental Law or the order of any governmental or regulatory authority or agency, (d) from any third party seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief in connection with a Hazardous Substance or arising from alleged injury or threat of injury to health, safety, natural resources or the environment or (e) from any Lien against any Property owned, leased or operated by Borrower or any Subsidiary in favor of any governmental or regulatory authority or agency in connection with a Release, threatened Release or disposal of a Hazardous Substance.

          ENVIRONMENTAL LAW shall mean any international, Federal, state or local statute, law, rule, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to Releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, Hazardous Substances or crude oil, or any fraction thereof, to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any rule, regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to any of the Property owned, leased or operated by Borrower or any Subsidiary or the operation, construction or modification of any such Property, including, without limitation, the following: CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state or local law, and any state or local statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the Release or threatened Release of Hazardous Substances or crude oil, or any fraction thereof and all rules, regulations, guidance documents and publication promulgated thereunder.

          ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

          ERISA AFFILIATE shall mean any corporation, trade or business that is, along with Borrower or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

          EURODOLLAR BUSINESS DAY shall mean any Domestic
Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

          EVENT OF DEFAULT shall have the meaning ascribed thereto in Section 7.

          EXCHANGE ACT shall mean the Securities Exchange Act of
1934, as amended.

          EXISTING LETTERS OF CREDIT shall have the meaning ascribed thereto in Section 3.02.

          EXISTING REVOLVING CREDIT AGREEMENT shall mean that certain Revolving Credit Agreement dated July 13, 1995, by and among Borrower, the banks party thereto and Mercantile Bank

National Association as agent for the banks, as amended by that certain First Amendment to Revolving Credit Agreement dated
October 3, 1996, and that certain Second Amendment to Revolving
Credit Agreement dated April 14, 1997.

          FED FUNDS BASE RATE shall mean a rate per annum equal to Mercantile's quoted rate as of the opening of business by Mercantile on each Domestic Business Day for purchasing overnight federal funds in the national market, which rate shall fluctuate as and when said quoted rate shall change.

          FED FUNDS LOAN shall mean any Revolving Credit Loan bearing interest at the Fed Funds Rate.

          FED FUNDS RATE shall mean the Fed Funds Base Rate PLUS the Applicable Margin. The Fed Funds Rate shall be adjusted automatically on and as of the effective date of any change in the Fed Funds Base Rate or the Applicable Margin.

          FINANCIAL COVENANT shall mean, with respect to any agreement, document or instrument representing or governing Debt, any covenant (whether expressed as a covenant, an event of default or a condition to a borrowing) contained therein expressed in terms of (a) a minimum or maximum amount in or derived from Borrower's financial statements or (b) a minimum or maximum ratio between any such amounts described in clause (a) above or (c) any other financial or finance-related test as the same may relate to the assets, liabilities, revenues or expenses of Borrower and/or its Subsidiaries; PROVIDED that the above shall not include a negative pledge covenant.

          FLOATING RATE shall mean the lesser of (determined as of the opening of business by Mercantile on each Business Day)
(a) the Prime Rate or (b) the Fed Funds Rate. The Floating Rate shall be determined daily on each Domestic Business Day as of the opening of business by Mercantile on such Domestic Business Day.

          FLOATING RATE LOAN shall mean any Revolving Credit Loan bearing interest at the Floating Rate.

          GAAP shall mean generally accepted accounting principles at the time in the United States.

          GUARANTY shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

                (a) to purchase such Debt or obligation or any property constituting security therefor;

                (b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

                (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

                (d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obliger under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obliger.

          HAZARDOUS SUBSTANCE shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any Environmental Law or any other statute, law, ordinance, rule or regulation of any local, state, regional, Federal or international authority having jurisdiction over any of the Property owned, leased or operated by Borrower or any

Subsidiary or its use, including, without limitation, any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Sections 1317), as amended; (b) regulated as a hazardous waste under Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 ET SEQ.), as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601 ET SEQ.), as amended; or
(d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

          INDEBTEDNESS shall mean, with respect to any Person, without duplication, all indebtedness, liabilities and obligations of such Person (other than contingency reserves and reserves for deferred income taxes) which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include (a) all obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of Property or assets, (b) all obligations secured by any Lien on, or payable out of the proceeds of or production from, any Property or assets owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (c) all indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property, (e) all Capitalized Lease Obligations of such Person, (f) all indebtedness, liabilities and obligations of such Person under Guarantees and (g) all reimbursement obligations of such Person with respect to letters of credit.

          INTEREST PERIOD shall mean with respect to each LIBOR
Loan:
                (a) initially, the period commencing on the date of such Loan and ending 1, 2, 3 or 6 months thereafter (or such other period agreed upon in writing by Borrower and all of the Banks), as the Borrower may elect in the applicable Notice of Borrowing; and

                (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending 1, 2, 3 or 6 months thereafter (or such other period agreed upon in writing by Borrower and all of the Banks), as Borrower may elect pursuant to Section 2.04;

          provided that:

                (c) subject to clauses (d) and (e) below, any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

                (d) subject to clause (e) below, any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                (e) no Interest Period shall extend beyond the last day of the Revolving Credit Period.

          INVESTMENT shall mean any investment by the Borrower or any Subsidiary in any Person, whether payment therefor is made in cash or Capital Stock of Borrower or any Subsidiary, and whether such investment is by acquisition of stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise.

          LETTER OF CREDIT and LETTERS OF CREDIT shall have the meanings ascribed thereto in Section 3.01(a), and shall include, in any event, the Existing Letters of Credit, as the same may from time to time be amended, modified, extended or renewed.

          LETTER OF CREDIT APPLICATION shall mean an application and agreement for irrevocable standby letter of credit in the form of EXHIBIT C attached hereto and incorporated herein by reference (or such other form as may then be Mercantile's standard form of application and agreement for irrevocable standby letter of credit) or an application and agreement for irrevocable commercial letter of credit in the form of EXHIBIT D attached hereto and incorporated herein by reference (or such other form as may then be Mercantile's standard form of application and agreement for irrevocable commercial letter of credit), as the case may be, in either case executed by Borrower, as account party, and delivered to Mercantile pursuant to Section 3.01(a), as the same may from time to time be amended, modified, extended or renewed, and shall include, in any event, the Letter of Credit Applications executed by Borrower, as account party, with respect to the Existing Letters of Credit, as the same may from time to time be amended, modified, extended or renewed.

          LETTER OF CREDIT COMMITMENT FEE shall have the meaning ascribed thereto in Section 3.01(d).

          LETTER OF CREDIT ISSUANCE FEE shall have the meaning ascribed thereto in Section 3.01(d).

          LETTER OF CREDIT LOAN shall have the meaning ascribed thereto in Section 3.01(c).

          LETTER OF CREDIT NEGOTIATION FEE shall have the meaning ascribed thereto in Section 3.01(d).

          LETTER OF CREDIT PERIOD shall mean the period commencing on the date of this Agreement and ending June 16, 2000.

          LETTER OF CREDIT REQUEST shall have the meaning ascribed thereto in Section 3.01(a).

          LIBOR BASE RATE shall mean, with respect to the applicable Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available or (b) if the LIBOR Index Rate cannot be determined, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum of interest at which deposits in dollars are offered to Mercantile in the London interbank market by two (2) Eurodollar dealers of recognized standing, selected by Mercantile in its sole discretion, at such time on the date two (2) Eurodollar Business Days before the first day of such Interest Period as Mercantile in its sole discretion elects, for delivery on the first day of the applicable Interest Period for a number of days comparable to the number of days in such Interest Period and in an amount approximately equal to the principal amount of the LIBOR Loan to which such Interest Period is to apply.

          LIBOR INDEX RATE shall mean, with respect to the applicable Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 9:00 a.m. (St. Louis time) on the day two (2) Eurodollar Business Days before the first day of such Interest Period.

          LIBOR LOAN shall mean any Revolving Credit Loan bearing interest at the LIBOR Rate.

          LIBOR RATE shall mean (a) the quotient of the (i) LIBOR Base Rate divided by (ii) one minus the applicable LIBOR Reserve Percentage PLUS (b) the Applicable Margin. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage and/or the Applicable Margin.

          LIBOR RESERVE PERCENTAGE shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System with respect to "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which include loans by a non-United States office of any Bank to United States residents). The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

          LIEN shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any Property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

          LOAN shall mean each Revolving Credit Loan (whether a
Floating Rate Loan or a LIBOR Loan) and each Letter of Credit
Loan and LOANS shall mean any or all of the foregoing.

          MATERIAL ADVERSE EFFECT shall mean (a) a material adverse effect on the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (b) material impairment of Borrower's ability to perform any of its obligations under this Agreement, any of the Notes, any of the Letter of Credit Applications or any of the other Transaction Documents or (c) material impairment of the enforceability of the rights of, or benefits available to, the Agent or any of the Banks under this Agreement, any of the Notes, any of the Letter of Credit Applications or any of the other Transaction Documents.

          MERCANTILE shall mean Mercantile Bank National
Association, a national banking association, in its individual corporate capacity as a Bank hereunder and not as Agent hereunder.

          MULTI-EMPLOYER PLAN shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower, any Subsidiary or any ERISA Affiliate or to which Borrower, any Subsidiary or any ERISA Affiliate has contributed in the past or currently contributes.

          NOTES shall have the meaning ascribed thereto in
Section 2.03(a).

          NOTE AGREEMENTS shall mean those certain Note
Agreements dated June 16, 1997, by and between Borrower and each of The Prudential Insurance Company of America and The Guardian
Life Insurance Company of America, as the same may from time to time be amended, modified, extended or renewed.

          NOTICE OF BORROWING shall have the meaning ascribed thereto in Section 2.02.

          OBLIGOR shall mean Borrower and each other Person who is or shall at any time hereafter become primarily or secondarily liable on any of the Borrower's Obligations or who grants the Agent or any of the Banks a Lien upon any of the Property or assets of such Person as security for any of the Borrower's Obligations.

          OCCUPATIONAL SAFETY AND HEALTH LAWS shall mean the Occupational Safety and Health Act of 1970, as amended, and any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety, as now or at any time hereafter in effect.

          OPERATING LEASE shall mean any lease of real and/or personal property under which Borrower or a Subsidiary is lessee other than Capital Leases.

          PBGC shall mean the Pension Benefit Guaranty
Corporation and any entity succeeding to any or all of its functions under ERISA.

          PENSION PLAN shall mean a "pension plan," as such term is defined in Section 3(2) of ERISA, which is established or maintained by Borrower, any Subsidiary or any ERISA Affiliate, other than a Multi-Employer Plan.

          PERMITTED LIENS shall mean any of the following:

                (a) Liens in respect of Property of Borrower or a Subsidiary existing on the date of this Agreement and described on SCHEDULE 5.12;

                (b) Liens in respect of Property acquired by Borrower or a Subsidiary after the date of this

          Agreement, existing on such Property at the time of acquisition thereof (and not created in anticipation thereof), or in the case of any Person that after the date of this Agreement becomes a Subsidiary or is consolidated with or merged with or into Borrower or a Subsidiary or sells, leases or otherwise disposes of all or substantially all of its Property to Borrower or a Subsidiary, Liens existing at the time such Person becomes a Subsidiary or is so consolidated or merged or effects such sale, lease or other disposition of

          Property (and not created in anticipation thereof), provided that in any such case no such Lien shall extend to or cover any other property of Borrower or such Subsidiary, as the case may be;

                (c) Liens not involving the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property, as follows:

                    (i) Liens for taxes, assessments or other
                governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 6.01(d);

                    (ii) Liens of landlords and Liens of
                carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by Section 6.01(e);

                    (iii) Liens incurred or deposits made in the
                ordinary course of business (A) in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits (other than Liens imposed under ERISA), (B) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds (not in excess of $5,000,000.00), bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations or
                (C) which do not materially detract from the value of the Property to which they pertain;

                    (iv) any attachment or judgment Lien, unless
                the judgment it secures (A) shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within thirty (30) days after the expiration of any such stay or (B) exceeds $1,000,000.00 in the aggregate for all of such judgments; and

                    (v) Liens arising in favor of a governmental
                authority to secure partial, progress, advance or other payments pursuant to any contract or statute; and

                (d) Liens which would otherwise not be permitted by clauses (a) or (b) above, securing additional Debt of Borrower or a Subsidiary, provided that after giving effect thereto the sum (without duplication) of (i) the aggregate unpaid amount of Debt (including Capitalized Lease Obligations) of Borrower secured by such Liens permitted by this clause (d) PLUS (ii) the aggregate unpaid principal amount of Debt of Subsidiaries (other than Debt permitted by Section 6.02(a)(ii)(C)) PLUS
          (iii) the aggregate Attributable Debt in connection with all sale and leaseback transactions of Borrower and its Subsidiaries entered into after the date of this Agreement in accordance with the provisions of
          Section 6.02(c), does not exceed Fifteen Percent
          (15%) of Consolidated Assets.

For purposes of this definition, any Lien existing in respect of Property at the time such Property is acquired or in respect of Property of a Person at the time such Person is acquired, consolidated or merged with or into Borrower or a Subsidiary shall be deemed to have been created at that time.

          PERSON shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

          PREFERRED STOCK, as applied to any corporation, shall mean shares of such corporation that shall be entitled to preference or priority over any other shares of such corporation in respect of either the payment of dividends or the distribution of assets upon liquidation, or both.

          PRIME RATE shall mean the interest rate announced from time to time by Mercantile as its "prime rate" on commercial loans (which rate shall fluctuate as and when said prime rate shall change). Borrower acknowledges that such "prime rate" is a reference rate and does not necessarily represent the lowest or best rate offered by Mercantile or any of the other Banks to their respective customers.

          PROPERTY shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. PROPERTIES shall mean the plural of Property. For purposes of this Agreement, Borrower and each Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

          PRO RATE SHARE shall mean, with respect to each Bank, a percentage, the numerator of which is the Commitment of such Bank and the denominator of which is the total Commitments of all of the Banks. The Pro Rata Shares of each of the Banks as of the date of this Agreement are as follows: Mercantile - Forty-Two and One-Half Percent (42.5%); Harris Trust and Savings Bank - Thirty-Two and One-Half Percent (32.5%); and The Sumitomo Bank, Limited
- Twenty-Five Percent (25%).

          RCRA shall mean the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections
6901 ET SEQ., and any future amendments.

          REGULATION D shall mean Regulation D of the Board of Governors of the Federal Reserve System, as from time to time amended.

          REGULATORY CHANGE shall have the meaning ascribed thereto in Section 2.13.

          RELATED PARTY ARRANGEMENT shall have the meaning ascribed thereto in Section 6.02(g).

          RELEASE shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and/or other receptacles containing or previously containing any Hazardous Substance.

          REPORTABLE EVENT shall have the meaning given to such term in ERISA.

          REQUIRED BANKS shall mean at any time Banks having
Sixty-Six and Two-Thirds Percent (66-2/3%) of the aggregate amount of Loans and Letters of Credit then outstanding or, if no

Loans or Letters of Credit are then outstanding, Sixty-Six and Two-Thirds Percent (66-2/3%) of the total Commitments of all of the Banks.

          RESPONSIBLE OFFICER shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of Borrower or any other officer of Borrower involved principally in the financial administration or controllership function of Borrower.

          RESTRICTED AGREEMENT shall have the meaning ascribed thereto in Section 6.02(m).

          REVOLVING CREDIT LOAN and REVOLVING CREDIT LOANS shall have the meanings ascribed thereto in Section 2.01(a).

          REVOLVING CREDIT PERIOD shall mean the period commencing on the date of this Agreement and ending June 16, 2000.

          SUBSIDIARY shall mean, as to any Person, any corporation or other business entity a majority of the combined voting power of all Voting Stock of which is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries. Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of Borrower.

          SWAPS shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

          TELERATE PAGE 3750 shall mean the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar Deposits).

          TOTAL OUTSTANDINGS shall mean, as of any date, the sum of (i) the aggregate principal amount of all Revolving Credit Loans outstanding as of such date, PLUS (ii) the aggregate principal amount of all Letter of Credit Loans outstanding as of such date PLUS (iii) the aggregate undrawn face amount of all Letters of Credit outstanding as of such date.

          TRANSACTION DOCUMENTS shall mean this Agreement, the Notes, the Letter of Credit Applications and all other agreements, documents and instruments heretofore, now or hereafter delivered to the Agent or any of the Banks with respect to or in connection with or pursuant to this Agreement, any Loans made hereunder, any Letters of Credit issued hereunder or any other of Borrower's Obligations, and executed by or on behalf of Borrower, all as the same may from time to time be amended, modified, extended or renewed.

          TRANSFER shall have the meaning ascribed thereto in
Section 6.02(c).

          VOTING STOCK shall mean, with respect to any Person, any shares of stock or other equity interests of any class or classes of such Person whose holders are entitled under ordinary circumstances (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) to vote for the election of a majority of the directors, managers, trustees or other governing body of such Person.

          WELFARE PLAN shall mean a "welfare plan" as such term is defined in Section 3(1) of ERISA, which is established or maintained by Borrower, any Subsidiary or any ERISA Affiliate, other than a Multi-Employer Plan.

          WHOLLY-OWNED SUBSIDIARY shall mean any Subsidiary all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by Borrower and/or one or more of its Wholly-Owned Subsidiaries.

          1.02 ACCOUNTING TERMS AND DETERMINATIONS; PRO FORMA COMPUTATIONS. (a) Except as otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes approved by the Required Banks and by Borrower's independent certified public accountants) with the most recent audited financial statements of Borrower delivered to Banks. Notwithstanding the foregoing, Borrower may from time to time change its accounting methods, either at its option or in order to comply with GAAP, provided that (a) any such change(s) are in accordance with GAAP and are approved by the independent certified public accountants of Borrower and (b) if the Required Banks, in good faith, determine that any such accounting change(s), individually or in the aggregate, have any significant effect on any of the financial covenants contained in this Agreement (i) with respect to those financial covenant(s) upon which the effect of such accounting change(s) can be determined with mathematical certainty, such financial covenant(s) shall be amended to reflect the effect of such accounting change(s) (and Borrower, the Agent and each of the Banks shall be obligated to promptly execute an amendment to such effect) and (ii) with respect to those financial covenant(s) upon which the effect of such accounting change(s) cannot be determined with mathematical certainty, Borrower and the Banks shall, in good faith, negotiate and use their best efforts to agree upon new financial covenant(s) reasonably acceptable to Borrower and the Banks to replace the affected financial covenant(s) (which new financial covenant(s) shall, to the extent reasonably possible, approximate the effect of such accounting change(s) on the existing financial covenant(s)), and if Borrower and the Banks cannot, in good faith, agree on said new financial covenant(s), the existing financial covenant(s) shall remain in full force and effect and shall be computed using the accounting methods in effect prior to the applicable change in accounting methods. Each such amendment shall be evidenced by an instrument in writing signed by Borrower, the Agent and each of the Banks and until such amendment has been fully executed the existing financial covenant(s) shall remain in full force and effect and shall be computed using the accounting methods in effect prior to the applicable change in accounting methods.

          (b) Any pro forma computation required to be made under this Agreement shall include adjustments (without limitation as to other appropriate pro forma adjustments in accordance with generally accepted financial practice) giving effect to all acquisitions and dispositions made during the period with respect to which such computation is being made as if such acquisitions and dispositions were made on the first day of such period.

SECTION 2.  THE REVOLVING CREDIT LOANS.

          2.01 COMMITMENTS TO LEND. Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default under this Agreement has occurred and is continuing, during the Revolving Credit Period, each Bank severally agrees to make such loans to Borrower (individually, a "Revolving Credit Loan" and collectively, the "Revolving Credit Loans") as Borrower may from time to time request pursuant to
Section 2.02. Each Revolving Credit Loan under this Section 2.01 which is a Floating Rate Loan shall be for an aggregate principal amount of at least $100,000.00 or any larger multiple of $25,000.00. Each Revolving Credit Loan under this Section 2.01 which is a LIBOR Loan shall be for an aggregate principal amount of at least $1,000,000.00 or any larger multiple of $500,000.00. The aggregate principal amount of Revolving Credit Loans which each Bank shall be required to have outstanding hereunder at any one time shall not exceed the lesser of (a) such Bank's Commitment or (b) such Bank's Pro Rata Share of the sum of (i) the total Commitments of all of the Banks, MINUS (ii) the aggregate principal amount of all outstanding Letter of Credit Loans MINUS (iii) the aggregate undrawn face amount of all outstanding Letters of Credit. Each Revolving Credit Loan under this Section 2.01 shall be made from the several Banks ratably in proportion to their respective Pro Rata Shares. Within the foregoing limits, Borrower may borrow under this Section 2.01, prepay under Section 2.08 and reborrow at any time during the Revolving Credit Period under this Section 2.01. The failure of any Bank to make any Revolving Credit Loan required under this Agreement shall not release any other Bank from its obligation to make Revolving Credit Loans as provided herein.

          2.02 METHOD OF BORROWING. (a) Borrower shall give notice (a "Notice of Borrowing") to the Agent by 11:30 a.m. (St. Louis time) on the Domestic Business Day of each Floating Rate Loan, and by 11:30 a.m. (St. Louis Time) at least three (3) Eurodollar Business Days before each LIBOR Loan, specifying:

                (i) the date of such Revolving Credit Loan, which shall be a Domestic Business Day in the case of a Floating Rate Loan and a Eurodollar Business Day in the case of a LIBOR Loan,

                (ii) the aggregate principal amount of such Revolving Credit Loan,

                (iii) whether such Revolving Credit Loan is to be a Floating Rate Loan or a LIBOR Loan,

                (iv) in the case of a LIBOR Loan, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

          (b) Upon receipt of a Notice of Borrowing given to it, the Agent shall notify each Bank by 12:30 p.m. (St. Louis time) on the date of receipt of such Notice of Borrowing by the Agent (which must be a Domestic Business Day) of the contents thereof and of such Bank's Pro Rata Share of such Revolving Credit Loan. A Notice of Borrowing shall not be revocable by Borrower. The Agent shall not be required to make any amount available to Borrower hereunder except to the extent the Agent shall have received such amounts from the Banks as set forth herein; provided, however, that unless the Agent shall have been notified by a Bank prior to the time a Revolving Credit Loan is to be made hereunder that such Bank does not intend to make its Pro Rata Share of such Revolving Credit Loan available to the Agent, the Agent may assume that such Bank has made such Pro Rata Share available to the Agent prior to such time, and the Agent may in reliance upon such assumption make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made such amount available to Borrower, the Agent shall be entitled to receive such amount from such Bank forthwith upon its demand, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on but excluding the date the Agent recovers such amount from such Bank at a rate per annum equal to the Fed Funds Base Rate.

          (c) Not later than 2:00 p.m. (St. Louis time) on the date of each Revolving Credit Loan, each Bank shall (except as provided in subsection (d) of this Section) make available its Pro Rata Share of such Revolving Credit Loan, in Federal or other funds immediately available in St. Louis, Missouri, to the Agent at its address specified in or pursuant to Section 9.07. Unless the Agent determines that any applicable condition specified in
Section 4 has not been satisfied, the Agent will make the funds so received from the Banks available to Borrower immediately thereafter at the Agent's aforesaid address by crediting such funds to Borrower's Account No. 100-1665965 at Mercantile (or such other account of Borrower at Mercantile as may from time to time be mutually agreed upon in writing between the Agent and Borrower).

          (d) If any Bank makes a new Revolving Credit Loan hereunder on a day on which Borrower is required to or has elected to repay all or any part of an outstanding Revolving Credit Loan from such Bank, such Bank shall apply the proceeds of its new Revolving Credit Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (c) of this Section, or remitted by Borrower to the Agent as provided in
Section 2.09, as the case may be.

          (e) Borrower hereby authorizes the Agent to rely on telephonic, telegraphic, telecopy, telex or written instructions of any individual identifying himself or herself as an individual authorized to request a Revolving Credit Loan hereunder or to make a repayment hereunder, and on any signature which the Agent in good faith believes to be genuine, and Borrower shall be bound thereby in the same manner as if such individual was actually authorized or such signature were genuine. Borrower also hereby agrees to indemnify the Agent and each of the Banks and to hold the Agent and each of the Banks harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for making Revolving Credit Loans or repayments hereunder.

          2.03 NOTES. (a) The Revolving Credit Loans of each Bank to Borrower shall be evidenced by a Revolving Credit Note of Borrower dated the date hereof and payable to the order of such Bank in a principal amount equal to its Commitment in substantially the form of EXHIBIT A attached hereto (with appropriate insertions) (collectively, as the same may from time to time be amended, modified extended or renewed, the "Notes").

          (b) Each Bank shall record the date, amount, type and maturity of each Revolving Credit Loan made by it and the date and amount of each payment of principal made by Borrower with respect thereto in its books and records. The books and records of each Bank showing the account between such Bank and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth in the absence of manifest error.

          2.04 DURATION OF INTEREST PERIODS AND SELECTION OF INTEREST RATES. (a) The duration of the initial Interest Period for each LIBOR Loan shall be as specified in the applicable Notice of Borrowing. Borrower shall elect the duration of each subsequent Interest Period applicable to such LIBOR Loan and the interest rate to be applicable during such subsequent Interest Period (and Borrower shall have the option (i) in the case of any Floating Rate Loan, to elect that such Loan become a LIBOR Loan and the Interest Period to be applicable thereto, and (ii) in the case of any LIBOR Loan, to elect that such Loan become a Floating Rate Loan), by giving notice of such election to the Agent by 11:30 a.m. (St. Louis time) on the Domestic Business Day of, in the case of the election of the Floating Rate, and by 11:30 a.m. (St. Louis time) at least three (3) Eurodollar Business Days before, in the case of the election of the LIBOR Rate, the end of the immediately preceding Interest Period applicable thereto, if any; provided, however, that notwithstanding the foregoing, in addition to and without limiting the rights and remedies of the Agent and the Banks under Section 7 hereof, so long as any Default or Event of Default under this Agreement has occurred and is continuing, Borrower shall not be permitted to renew any LIBOR Loan as a LIBOR Loan or to convert any Floating Rate Loan into a LIBOR Loan.

          (b) If the Agent does not receive a notice of election for a Revolving Credit Loan pursuant to subsection (a) above within the applicable time limits specified therein, Borrower shall be deemed to have elected to pay such Revolving Credit Loan in whole pursuant to Section 2.08 on the last day of the current Interest

Period with respect thereto and to reborrow the principal amount of such Revolving Credit Loan on such date as a Floating Rate
Loan.

          2.05 INTEREST RATES. (a) Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Floating Rate. Such interest shall be payable monthly in arrears on the tenth (10th) day of each month, commencing on the first such date after such Floating Rate Loan is made, and at maturity (whether by reason of acceleration or otherwise). Any overdue principal of and, to the extent permitted by law, overdue interest on, any Floating Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of Two Percent (2%) plus the otherwise applicable rate for such day.

          (b) Each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the applicable LIBOR Rate. Interest shall be payable for each Interest Period on the last day thereof and at maturity (whether by reason of acceleration or otherwise), unless the duration of the applicable Interest Period exceeds three (3) months, in which case such interest shall be payable at the end of the first three (3) months of such Interest Period and on the last day of such

Interest Period and at maturity (whether by reason of acceleration or otherwise). Any overdue principal of and, to the extent permitted by law, overdue interest on, any LIBOR Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to the sum of Two Percent (2%) plus the higher of (i) the LIBOR Rate for the immediately preceding Interest Period applicable to such LIBOR Loan or (ii) the rate applicable to Floating Rate Loans for such day.

          (c) The Agent shall determine each interest rate applicable to the Loans hereunder and its determination thereof shall be conclusive in the absence of manifest error.

          2.06 FEES. (a) From the date of this Agreement to but excluding the last day of the Revolving Credit Period, Borrower shall pay to the Agent for the account of each Bank a nonrefundable commitment fee on the unused portion of the Commitment of such Bank (determined by subtracting such Bank's Pro Rata Share of the Total Outstandings (other than any portion of the Total Outstandings consisting of the undrawn face amount of any Letters of Credit which are commercial Letters of Credit) from such Bank's Commitment) at a rate per annum equal to the Applicable Commitment Fee Rate. Such commitment fee shall be (i) calculated on a daily basis, (ii) payable quarterly in arrears on each January 5, April 5, July 5 and October 5 during the Revolving Credit Period commencing July 5, 1997, and on the last day of the Revolving Credit Period and (iii) calculated on an actual day, 360-day year basis.

          (b) Contemporaneously with the execution of this Agreement, Borrower shall pay to the Agent for the ratable benefit of each of the Banks a nonrefundable facility fee in the amount of $30,000.00.

          (c) Borrower shall also pay to the Agent for its own account a nonrefundable agent's fee in the amounts set forth in a letter agreement between the Agent and Borrower.

          2.07  TERMINATION OR REDUCTION OF COMMITMENTS.
Borrower may, upon three (3) Domestic Business Days' prior written notice to the Agent, terminate entirely at any time, or proportionately reduce from time to time on a pro rata basis among the Banks based on their respective Pro Rata Shares by an aggregate amount of $5,000,000.00 or any larger multiple of $1,000,000.00 the unused portions of the Commitments; provided, however, that (i) at no time shall the Commitments be reduced to a figure less than the Total Outstandings, (ii) at no time shall the Commitments be reduced to a figure greater than zero but less than $20,000,000.00 and (iii) any such termination or reduction shall be permanent and Borrower shall have no right to thereafter reinstate or increase, as the case may be, the Commitment of any Bank.

          2.08 EARLY PAYMENTS. (a) Borrower may, upon notice to the Agent specifying that it is paying its Floating Rate Loans, pay without penalty or premium its Floating Rate Loans in whole at any time, or from time to time in part in amounts aggregating $100,000.00 or any larger multiple of $25,000.00, by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment; provided, however, that in no event may Borrower make a partial payment of Floating Rate Loans which results in the total outstanding Floating Rate Loans being greater than zero but less than $100,000.00. Each such optional payment shall be applied to pay the Floating Rate Loans of the several Banks in proportion to their respective Pro Rata Shares.

          (b) Borrower may, upon at least one (1) Eurodollar Business Day's notice to the Agent specifying that it is paying its LIBOR Loans, pay on the last day of any Interest Period its LIBOR Loans to which such Interest Period applies, in whole, or in part in amounts aggregating $1,000,000.00 or any larger multiple of $500,000.00, by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment and any funding losses and other amounts payable under Section 2.10; provided, however, that in no event may Borrower make a partial payment of LIBOR Loans which results in the total outstanding LIBOR Loans with respect to which a given Interest Period applies being greater than zero but less than $1,000,000.00. Each such optional payment shall be applied to pay such LIBOR Loans of the several Banks in proportion to their respective Pro Rata Shares.

          (c) Upon receipt of a notice of payment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's Pro Rata Share of such payment and such notice shall not thereafter be revocable by Borrower.

          2.09 GENERAL PROVISIONS AS TO PAYMENTS. Borrower shall make each payment of principal of, and interest on, the Revolving Credit Loans and of fees and all other amounts payable hereunder, not later than 12:00 p.m. (St. Louis time) on the date when due, in Federal or other funds immediately available in St. Louis, Missouri, to the Agent at its address referred to in
Section 9.07. All payments received by the Agent after 12:00 p.m. (St. Louis time) on a Domestic Business Day shall be deemed to be received by the Agent on the next succeeding Domestic Business Day. The Agent and the Banks agree that irrevocable authorization from Borrower to the Agent to debit an account of Borrower at Mercantile shall constitute "payment" by Borrower under this Section at the time such authorization is given provided there are sufficient collected funds in such account to cover the requested payment(s). The Agent will promptly distribute to each Bank in immediately available funds its Pro Rata Share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Revolving Credit Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

          2.10 FUNDING LOSSES. Notwithstanding any provision contained herein to the contrary, if Borrower makes any payment of principal with respect to any LIBOR Loan (pursuant to Sections 2 or 7 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if Borrower fails to borrow or pay any LIBOR Loan after notice has been given to the Agent in accordance with Section 2.02, 2.04 or 2.08(b), Borrower shall reimburse each Bank on demand for any resulting losses and expenses incurred by it, including, without limitation, any losses incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment, provided that such Bank shall have delivered to Borrower a certificate as to the amount of such losses and expenses, which certificate shall be conclusive in the absence of manifest error.

          2.11  BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR
UNFAIR.  If with respect to any Interest Period:

                (i) the Agent is advised by Mercantile that deposits in dollars (in the applicable amounts) are not being offered to Mercantile in the relevant market for such Interest Period, or

                (ii) Banks holding Notes evidencing Fifty Percent (50%) or more in aggregate principal amount of the affected LIBOR Loans (or having Fifty Percent (50%) or more of the aggregate amount of the total Commitments of all of the Banks, if no LIBOR Loans are then outstanding) advise the Agent that the LIBOR Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding their LIBOR Loans for such Interest Period, the Agent shall forthwith give notice thereof to Borrower and the Banks, whereupon until the Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligations of the Banks to make LIBOR Loans shall be suspended and (b) Borrower shall repay in full the then outstanding principal amount of each of its LIBOR Loans together with all accrued and unpaid interest thereon, on the last day of the then current Interest Period applicable to such Loan. Concurrently with repaying each such LIBOR Loan of each Bank pursuant to this Section, Borrower may borrow a Floating Rate Loan in an equal principal amount from such Bank, and, if Borrower so elects, such Bank shall make such a Floating Rate Loan to Borrower.

          2.12 ILLEGALITY. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such governmental or regulatory authority, central bank or comparable agency shall make it unlawful or impossible for any Bank to make, maintain or fund its LIBOR Loans to Borrower and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and Borrower. Upon receipt of such notice, Borrower shall repay in full the then outstanding principal amount of each of its LIBOR Loans from such Bank, together with all accrued and unpaid interest thereon, on either (a) the last day of the then current Interest Period applicable to such LIBOR Loan if such Bank may lawfully continue to maintain and fund its LIBOR Loans to such day or (b) immediately if such Bank may not lawfully continue to fund and maintain its LIBOR Loan to such day. Concurrently with repaying each LIBOR Loan of such Bank, Borrower may borrow a Floating Rate Loan in an equal principal amount from such Bank, and, if Borrower so elects, such Bank shall make such a Floating Rate Loan to Borrower.

          2.13 INCREASED COST. (a) If (i) Regulation D or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such governmental or regulatory authority, central bank or comparable agency (a "Regulatory Change"):

                (A) shall subject any Bank to any tax, duty or other charge with respect to its LIBOR Loans, its Note or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for taxes on or changes in the rate of tax on the overall net income of such Bank); or

                (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, capital or similar requirement against assets of, deposits with or for the account of, or credit extended or committed to be extended by, any Bank or shall, with respect to any Bank or the London interbank market, impose, modify or deem applicable any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D, to impose a cost on or increase the cost to) such Bank of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank, in its good faith judgment, to be material, and if such Bank is not otherwise fully compensated for such increase in cost or reduction in amount received or receivable by virtue of the inclusion of the reference to "LIBOR Reserve Percentage" in the calculation of the interest rate applicable to LIBOR Loans, then, within fifteen (15) days after notice by such Bank to Borrower together with a copy of the official notice of the applicable change in law (if applicable) and a work sheet showing how the increase in cost or reduction in amount received or receivable was calculated (with a copy to the Agent and all of the other Banks), Borrower shall pay for the account of such Bank as additional interest, such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify Borrower, the Agent and all of the other Banks of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section. The determination by any Bank under this Section of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods.

          (b) If any Bank demands compensation under this Section, Borrower may at any time, upon at least two (2) Domestic Business Days' prior notice to such Bank and the Agent, repay in full its then outstanding LIBOR Loans from such Bank, together with all accrued and unpaid interest thereon to the date of prepayment and any funding losses and other amounts due under
Section 2.10. Concurrently with repaying such LIBOR Loans of such Bank, Borrower may borrow from such Bank a Floating Rate Loan in an amount equal to the aggregate principal amount of such LIBOR Loans, and, if

Borrower so elects, such Bank shall make such a Floating Rate
Loan to Borrower.

          2.14 FLOATING RATE LOANS SUBSTITUTED FOR AFFECTED LIBOR LOANS. If notice has been given by a Bank pursuant to Sections 2.11 or 2.12 or by Borrower pursuant to Section 2.13 requiring LIBOR Loans of any Bank to be repaid, then, unless and until such Bank notifies Borrower that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by such Bank to Borrower as LIBOR Loans shall be made instead as Floating Rate Loans. Such Bank shall promptly notify Borrower if and when the circumstances giving rise to such repayment no longer apply.

          2.15 CAPITAL ADEQUACY. If, after the date of this Agreement, any Bank shall have determined in good faith that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or will have the effect of reducing the rate of return on such Bank's capital in respect of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank for such reduction. All determinations made in good faith by such

Bank of the additional amount or amounts required to compensate such Bank in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods.

          2.16 SURVIVAL OF INDEMNITIES. All indemnities and all provisions relating to reimbursement to Bank of amounts sufficient to protect the yield to Bank with respect to the Revolving Credit Loans, including, without limitation, Sections 2.10, 2.11, 2.12, 2.13 and 2.15 hereof, shall survive the payment of the Notes and the other Borrower's Obligations and the termination of this Agreement.

          2.17 DISCRETION OF BANK AS TO MANNER OF FUNDING. Notwithstanding any provision contained in this Agreement to the contrary, each of the Banks shall be entitled to fund and maintain its funding of all or any part of its LIBOR Loans in any manner it elects, it being understood, however, that for purposes of this Agreement all determinations hereunder (including, without limitation, the determination of each Bank's funding losses and expenses under Section 2.10) shall be made as if such Bank had actually funded and maintained each LIBOR Loan through the purchase of deposits having a maturity corresponding to the maturity of the applicable Interest Period relating to the applicable LIBOR Loan and bearing an interest rate equal to the applicable LIBOR Rate.

          2.18 LATE PAYMENT FEES. If Borrower fails to make any payment of any principal of or interest on any Revolving Credit Loan within ten (10) days after the date the same shall become due and payable, whether by reason of maturity, acceleration or otherwise, in addition to all of the other rights and remedies of the Agent and the Banks under this Agreement and at law or in equity, Borrower shall pay the Agent for the ratable benefit of the Banks on demand with respect to each such late payment a late fee in an amount equal to the greater of $100.00 or Five Percent (5%) of the amount of each such late payment.

          2.19 COMPUTATION OF INTEREST. Interest on Floating Rate Loans hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on LIBOR Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof.

          2.20 MATURITY. All Revolving Credit Loans not paid prior to the last day of the Revolving Credit Period, together with all accrued and unpaid interest thereon and all fees and other amounts owing by Borrower to the Banks with respect thereto, shall be due and payable on the last day of the Revolving Credit Period.

          2.21 SHARING OF PAYMENTS. The Banks agree among themselves that, in the event that any of the Banks shall directly or indirectly obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, banker's lien or counterclaim, through the realization, collection, sale or liquidation of any collateral or otherwise) on account of or in respect of any of the Loans or any of the other Borrower's Obligations in excess of its Pro Rata Share of all such payments, such Bank(s) shall immediately purchase from the other Bank(s) participations in the Loans or other Borrower's Obligations owed to such other Bank(s) in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that the Banks share such payment ratably in accordance with their respective Pro Rata Shares of the outstanding Loans and other Borrower's Obligations. The Banks further agree among themselves that if any such excess payment to a Bank shall be rescinded or must otherwise be restored, the other Bank(s) which shall have shared the benefit of such payment shall, by repurchase of participation theretofore sold, or otherwise, return its share of that benefit to the Bank whose Payment shall have been rescinded or otherwise restored. Borrower agrees that any Bank(s) so purchasing a participation in the Loans or other Borrower's Obligations owed to the other Bank(s) may exercise all rights of set-off, banker's lien and/or counterclaim as fully as if such Bank(s) were a holder of such Loan or other Borrower's Obligations in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any of the Banks receives a secured claim in lieu of a set-off to which this Section 2.21 would apply, such Bank(s) shall, to the extent practicable, exercise their rights in respect of such secured claim in a manner consistent with the rights of the Bank(s) entitled under this Section 2.21 to share in the benefits of any recovery of such secured claim.

SECTION 3.  LETTERS OF CREDIT.

          3.01 LETTER OF CREDIT COMMITMENT. (a) Subject to the terms and conditions of this Agreement and so long as no Default or Event of Default under this Agreement has occurred and is continuing (provided, however, that Mercantile shall have no liability to any of the other Banks for issuing a Letter of

Credit while a Default or Event of Default under this Agreement has occurred and is continuing unless Mercantile, prior to issuing such Letter of Credit, had received notice in writing from Borrower or any of the other Banks of the occurrence and continuance of such Default or Event of Default or otherwise had actual knowledge of the occurrence and continuance of such Default or Event of Default), during the Letter of Credit Period, Mercantile hereby agrees to issue irrevocable commercial and/or standby letters of credit for the account of Borrower (individually, a "Letter of Credit" and collectively, the "Letters of Credit") in an amount and for the term specifically requested by Borrower by notice in writing to Mercantile in the form of EXHIBIT B attached hereto and incorporated herein by reference (a "Letter of Credit Request") at least three (3) Domestic Business Days prior to the requested issuance thereof; provided, however, that:

                (i) Borrower shall have executed and delivered to Mercantile a Letter of Credit Application with respect to such Letter of Credit;

                (ii) the term of any such Letter of Credit shall not extend beyond the date one (1) year after the date of issuance thereof;

                (iii) any Letter of Credit may only be utilized to guaranty the payment of obligations of Borrower or any Subsidiary to third parties;

                (iv) the Total Outstandings shall not at any one time exceed the total Commitments of all of the Banks as of such time;

                (v) the sum of (A) the aggregate undrawn face amount of all outstanding Letters of Credit PLUS (B) the aggregate principal amount of all outstanding Letter of Credit Loans shall not at any one time exceed the lesser of (A) the total Commitments of all of the Banks as of such time or (B) $10,000,000.00; and

                (vi) the text of any such Letter of Credit is provided to Mercantile no less than three (3) Domestic

          Business Days prior to the requested issuance date, which text must be acceptable to Mercantile in its sole and absolute discretion.

          (b) The payment of drafts under each Letter of Credit shall be made in accordance with the terms thereof and, in that connection, Mercantile shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and believed in good faith by Mercantile to be genuine. Mercantile shall not have any duty to inquire as to the accuracy or authenticity of any draft or other drawing document that may be presented to it other than the duties contemplated by the applicable Letter of Credit Application. If Mercantile shall have received documents that in its good faith judgment constitute all of the documents that are required to be presented before payment of a draft under a Letter of Credit, it shall be entitled to pay such draft provided such documents conform on their face to the requirements of such Letter of Credit.

          (c) In the event of any payment by Mercantile of a draft presented under a Letter of Credit, Borrower agrees to pay to Mercantile in immediately available funds at the time of such drawing an amount equal to the sum of such drawing PLUS Mercantile's customary negotiation, processing and other fees related thereto. Borrower hereby authorizes Mercantile to charge or cause to be charged Borrower's bank accounts at Mercantile to the extent there are balances of immediately available funds therein, in an amount equal to the sum of such drawing plus Mercantile's customary negotiation, processing and other fees related thereto, and Borrower agrees to pay the amount of any such drawing (and/or Mercantile's customary negotiation, processing and other fees related thereto) not so charged prior to the close of business of Mercantile on the day of such drawing. In the event any payment under a Letter of Credit is made by Mercantile prior to receipt of payment from Borrower, such payment by Mercantile shall constitute a loan (a "Letter of Credit Loan") by Mercantile to Borrower, payable on demand of Mercantile. Borrower agrees to pay interest on demand of Mercantile on any unpaid Letter of Credit Loan at a rate per annum equal to Two Percent (2%) over and above the Floating Rate until such Letter of Credit Loan is paid in full, calculated on an actual day, 360-day year basis.

          (d) Borrower hereby further agrees to pay to the order of Mercantile:
                (i) with respect to each Letter of Credit which is a standby Letter of Credit, a nonrefundable issuance fee in the amount of $125.00 and with respect to each Letter of Credit which is a commercial Letter of Credit, a nonrefundable issuance fee in the amount of $135.00 (the "Letter of Credit Issuance Fees"), which Letter of Credit Issuance Fees shall be due and payable on the date of issuance of each such Letter of Credit;

                (ii) with respect to each Letter of Credit which is a standby Letter of Credit, a nonrefundable commitment fee at a rate per annum equal to the Applicable Standby Letter of Credit Commitment Fee Rate (calculated on an actual day, 360-day year basis) on the face amount (taking into account any scheduled increases or decreases therein during the period in question) of each such Letter of Credit ("Letter of Credit Commitment Fee"), which Letter of Credit Commitment Fee shall be due and payable annually in advance on the date of issuance of each such Letter of Credit and on each anniversary date of such Letter of Credit. Mercantile shall, on the date of this Agreement, make appropriate adjustments to the Letter of Credit Commitment Fees payable by Borrower with respect to the Existing Letters of Credit which are standby Letters of Credit to take into account letter of credit commitment fees paid by Borrower prior to the date of this Agreement on or with respect to such Existing Letters of Credit for the period after the date of this Agreement;

                (iii) with respect to each Letter of Credit which is a commercial Letter of Credit, a nonrefundable negotiation fee in an amount equal to Three-Tenths of One Percent (.30%) of the amount of each draw on each such Letter of Credit ("Letter of Credit Negotiation Fee"), which Letter of Credit Negotiation Fee shall be due and payable on the date of each draw of each such Letter of Credit; and

                (iv) with respect to each Letter of Credit, such other fees as may be charged by Mercantile from time to time in accordance with Mercantile's published schedule of fees in effect from time to time, which fees shall be due and payable on demand by Mercantile.

          3.02 EXISTING LETTERS OF CREDIT. Notwithstanding any provision contained in this Agreement to the contrary, (i) all references in this Agreement to Letters of Credit shall include the irrevocable standby and commercial letters of credit listed on SCHEDULE 3.02 attached hereto which have heretofore been issued by Mercantile for the account of Borrower (the "Existing Letters of Credit") and (ii) all references in this Agreement to the Letter of Credit Applications shall include the applications and agreements for irrevocable standby and commercial letters of credit heretofore executed by Borrower, as account party, with respect to the Existing Letters of Credit.

          3.03 PARTICIPATION BY OTHER BANKS. Upon the issuance of a Letter of Credit by Mercantile (and on the date of this Agreement with respect to the Existing Letters of Credit), an undivided participation interest therein (including, without limitation, an undivided participation interest in the reimbursement risk relating to such Letter of Credit, in all payments and Letter of Credit Loans made by Mercantile in connection with such Letter of Credit and in all collateral securing such Letter of Credit and/or such Letter of Credit Loans) shall automatically be granted by Mercantile to and accepted by each of the other Banks in an amount based on each such other Bank's Pro Rata Share of the face amount of such Letter of Credit, which participation shall be evidenced by a single Letter of Credit Participation Certificate executed by Mercantile in favor of such Bank in the form attached hereto as EXHIBIT E and incorporated herein by reference. If Mercantile shall make payment on any draft presented or accepted under a Letter of Credit, Mercantile shall give notice of such payment to the other Banks, and each of the other Banks hereby authorizes and requests Mercantile to advance for their respective accounts, pursuant to the terms hereof, their respective shares of any such payment based upon their respective Pro Rata Shares. If such drawing is not paid by Borrower in immediately available funds prior to the close of business of Mercantile on the date of such drawing, Mercantile shall promptly so notify the other Banks and each of the other Banks agrees to promptly reimburse Mercantile in immediately available funds for its Pro Rata Share of the amount of such drawing, plus (if a Bank does not reimburse Mercantile for its Pro Rata Share of a drawing on the date Mercantile pays such drawing) interest calculated on such Banks's Pro Rata Share of such amount at a rate per annum equal to Two Percent (2%) over and above the Floating Rate calculated from the date of such payment by Mercantile to but excluding the date of reimbursement by such other Bank and on an actual-day, 360-day year basis (and upon such payment (including any required interest), such Bank's participation in the resulting Letter of Credit Loan shall be dated the date such drawing was paid by Mercantile and not the date such Bank reimbursed Mercantile for its Pro Rata Share of such drawing). Each of the other Banks will be entitled to its Pro Rata Share of any Letter of Credit Commitment Fees (including, without limitation, Letter of Credit Commitment Fees on the Existing Letters of Credit for the period after the date of this Agreement) and any Letter of Credit Negotiation Fees paid by Borrower, but such other Banks shall have no right to share in any Letter of Credit Issuance Fees or any other fees paid by Borrower to Mercantile in connection with any of the Letters of Credit.

          3.04 REPLACEMENT OR COLLATERALIZATION OF LETTERS OF CREDIT. Notwithstanding any provision contained in this Agreement or any of the Letter of Credit Applications to the contrary: (a) if any of the Letters of Credit remain outstanding on the last day of the Letter of Credit Period, Borrower shall, on or before 12:00 noon (St. Louis time) on the last day of the Letter of Credit Period, (i) surrender the originals of the applicable Letter(s) of Credit to Mercantile for cancellation or
(ii) provide Mercantile with cash collateral (or other collateral acceptable to the Required Banks in their sole and absolute discretion) in an amount at least equal to the aggregate undrawn face amount of all Letter(s) of Credit which remain outstanding at such time and execute and deliver to Mercantile such agreements as the Required Banks may require to grant Mercantile a first priority perfected security interest in such cash or other collateral; and (b) upon the occurrence of any Event of Default under this Agreement

(including, without limitation, Borrower's failure to comply with the requirements of clause (a) above), at Mercantile's option and without demand or further notice to Borrower, an amount equal to the aggregate undrawn face amount of all Letter(s) of Credit then outstanding shall be deemed (as between Mercantile and Borrower) to have been paid or disbursed by Mercantile (notwithstanding that such amounts may not in fact have been so paid or disbursed by Mercantile), and a Letter of Credit Loan to Borrower in such amount to have been made and accepted by Borrower, which Letter of Credit Loan shall be immediately due and payable. In lieu of the foregoing, at the election of Mercantile, Borrower shall, upon Mercantile's demand, deliver to Mercantile cash, or other collateral acceptable to the Required Banks in their sole and absolute discretion, having a value, as determined by the Required Banks, at least equal to aggregate undrawn face amount of all outstanding Letters of Credit and execute and deliver to Mercantile such agreements as the Required Banks may require to grant Mercantile a first priority perfected security interest in such cash or other collateral. Any such collateral and/or any amounts received by Mercantile in payment of the Letter of Credit Loan made pursuant to this Section 3.04 shall be held by Mercantile in a separate account at Mercantile appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by Mercantile as collateral security for the payment of the Borrower's Obligations. Cash amounts delivered to Mercantile pursuant to the foregoing requirements of this Section 3.04 shall be invested, at the request and for the account of Borrower, in investments of a type and nature and with a term acceptable to the Required Banks. Such amounts, including in the case of cash amounts invested in the manner set forth above, any investment realized thereon, shall not be used by Mercantile to pay any amounts drawn or paid under or pursuant to any Letter of Credit, but may be applied to reimburse Mercantile for drawings or payments under or pursuant to the Letters of Credit which Mercantile has paid, or if no such reimbursement is required to the payment of such other of Borrower's Obligations as Mercantile shall determine. Any amounts remaining in any cash collateral account established pursuant to this Section 3.04 after the payment in full of all of the Borrower's Obligations and the expiration or cancellation of all of the Letters of Credit shall be returned to Borrower (after deduction of Mercantile's expenses, if any).

SECTION 4.  PRECONDITIONS TO LOANS AND LETTERS OF CREDIT.

          4.01 INITIAL REVOLVING CREDIT LOAN OR LETTER OF CREDIT. Notwithstanding any provision contained in this Agreement to the contrary, none of the Banks shall have any obligation to make the initial Revolving Credit Loan under this Agreement and Mercantile shall have no obligation to issue the initial Letter of Credit hereunder unless the Agent shall have first received:

                (a) this Agreement, executed by a duly authorized

          officer of Borrower;

                (b) the Notes, each executed by a duly authorized

          officer of Borrower;

                (c) a copy of resolutions of the Board of Directors of Borrower, duly adopted, which authorize the execution, delivery and performance of this Agreement, the Notes, the Letter of Credit Applications and the other Transaction Documents, certified by the Secretary of Borrower;

                (d) a copy of the Certificate of Incorporation of Borrower, including any amendments thereto, certified by the Secretary of State of the State of Delaware;

                (e) a copy of the By-Laws of Borrower, including any amendments thereto, certified by the Secretary of Borrower;

                (f) an incumbency certificate, executed by the Secretary of Borrower, which shall identify by name and title and bear the signatures of all of the officers of Borrower executing any of the Transaction Documents;

                (g) certificates of corporate good standing of Borrower issued by the Secretaries of State of the States of Delaware and Missouri;

                (h) an opinion of counsel of White & Case, independent counsel for Borrower, in the form of EXHIBIT F attached hereto and incorporated herein by reference; and an opinion of Jane E. Nelson, Esq., General Counsel of Borrower, in the form of EXHIBIT F-1 attached hereto and incorporated herein by reference;

                (i) the Notice of Borrowing required by Section
          2.02 and/or the Letter of Credit Request and the Letter of Credit Application required by Section 3.01(a), as the case may be;

                (j) a letter agreement executed by Borrower terminating its right to obtain any additional loans or letters of credit under the Existing Revolving Credit
          Agreement;

                (k) evidence in form and substance satisfactory to the Agent that all of the "Borrower's Obligations"
          (as defined therein) under the Existing Revolving
          Credit Agreement have been paid in full;

                (l) copies of the executed Note Purchase
          Agreements;

                (m) evidence satisfactory to the Agent that the transactions contemplated by the Note Purchase
          Agreement have been consummated; and

                (n) such other agreements, documents, instruments and certificates as the Agent or any of the Banks may reasonably request.

          4.02 ALL REVOLVING CREDIT LOANS. Notwithstanding any provision contained in this Agreement to the contrary, none of the Banks shall have any obligation to make any Revolving Credit
Loan under this Agreement unless:

                (a) the Agent shall have received a Notice of Borrowing for such Revolving Credit Loan as required by
          Section 2.02;

                (b) on the date of and immediately after such Revolving Credit Loan, no Default or Event of Default under this Agreement shall have occurred and be continuing;

                (c) no material adverse change in the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole shall have occurred since the date of this Agreement and be continuing; and

                (d) all of the representations and warranties of Borrower contained in this Agreement and in the other Transaction Documents shall be true and correct in all material respects on and as of the date of such Revolving Credit Loan as if made on and as of the date of such Revolving Credit Loan (and for purposes of this Section 4.02(d), the representations and warranties made by Borrower in Section 5.04 shall be deemed to refer to the most recent financial statements of Borrower delivered to the Banks pursuant to Section 6.01(a)).

          Each request for a Revolving Credit Loan by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower on the date of such Revolving Credit Loan as to the facts specified in clauses (b), (c) and (d) of this
Section 4.02.

          4.03 ALL LETTERS OF CREDIT. Notwithstanding any provision contained herein to the contrary, Mercantile shall have no obligation to issue any Letter of Credit under this Agreement unless:
                (a) Mercantile shall have received a Letter of Credit Request for such Letter of Credit as required by
          Section 3.01(a);

                (b) Mercantile shall have received a Letter of Credit Application for such Letter of Credit as required by Section 3.01(a), duly executed by an authorized officer of Borrower as account party;

                (c) Borrower shall have complied with all of the procedures and requirements set forth in Section 3.01;

                (d) on the date of and immediately after the issuance of such Letter of Credit, no Default or Event of Default under this Agreement shall have occurred and be continuing;

                (e) no material adverse change in the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of

          Borrower and its Subsidiaries taken as a whole shall have occurred since the date of this Agreement and be continuing;

                (f) all of the representations and warranties of Borrower contained in this Agreement and in the other Transaction Documents shall be true and correct in all material respects on and as of the date of the issuance of such Letter of Credit as if made on and as of the date of the issuance of such Letter of Credit (and for purposes of this Section 4.03(f), the representations and warranties made by Borrower in Section 5.04 shall be deemed to refer to the most recent financial statements of Borrower delivered to the Banks pursuant to Section 6.01(a)); and

                (g) Mercantile shall have received such other documents, certificates and agreements as it may reasonably request.

Each request for the issuance of a Letter of Credit by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower on the date of the issuance of such Letter of Credit as to the facts specified in clauses (d), (e) and (f) of this Section 4.03.

SECTION 5.  REPRESENTATIONS AND WARRANTIES.

          Borrower represents and warrants to the Agent and each of the Banks that:

          5.01  CORPORATE EXISTENCE AND POWER.  Borrower and each
Subsidiary: (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate powers and all material governmental and regulatory licenses, authorizations, consents and approvals required to own or hold under lease the Properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact; and (c) is duly qualified to do business in, and is in good standing in, all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Borrower of this Agreement, the Notes, the

Letter of Credit Applications and the other Transaction Documents are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action.

          5.03 BINDING EFFECT. This Agreement, the Notes, the Letter of Credit Applications and the other Transaction Documents executed prior to or contemporaneously with the execution of this Agreement have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the Letter of Credit Applications and the other Transaction Documents not executed prior to or contemporaneously with the execution of this Agreement, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.04 FINANCIAL STATEMENTS. Borrower has furnished each of the Banks with the following financial statements, identified by the principal financial officer of Borrower: (1) consolidated balance sheets and statements of income, cash flows and changes in stockholders' equity of Borrower and its Subsidiaries as of February 1, 1997, all certified by Borrower's independent certified public accountants, which financial statements have been prepared in accordance with GAAP; and (2) unaudited consolidated balance sheets and statements of income, cash flows and changes in stockholders' equity of Borrower and its Subsidiaries as of April 26, 1997, certified by the principal financial officer of Borrower as being true and correct to the best of his knowledge and as being prepared in accordance with GAAP. Borrower further represents and warrants to Bank that:
(1) said balance sheets and their accompanying notes fairly present the condition of Borrower and its Subsidiaries as of the dates thereof; (2) there has been no material adverse change in the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole since April 26, 1997; and (3) neither Borrower nor any of its Subsidiaries had any direct or contingent liabilities which were not disclosed on said financial statements or the notes thereto (to the extent such disclosure is required by GAAP).

          5.05 LITIGATION. Except as disclosed on SCHEDULE 5.05 attached hereto, there is no action or proceeding pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary before any court, arbitrator or any governmental, regulatory or administrative body, agency or official which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and neither Borrower nor any Subsidiary is in default with respect to any order, writ, injunction, decision or decree of any court, arbitrator or any governmental, regulatory or administrative body, agency or official, a default under which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the best knowledge of Borrower after due inquiry, there are no outstanding judgments against Borrower or any Subsidiary.

          5.06 PENSION AND WELFARE PLANS. Each Pension Plan and Welfare Plan complies in all material respects with ERISA and all other applicable statutes and governmental and regulatory rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Borrower nor any Subsidiary nor any ERISA Affiliate has withdrawn from any Multi-Employer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 or 4205 of ERISA, respectively; neither Borrower nor any Subsidiary nor any ERISA Affiliate has entered into an agreement pursuant to Section 4204 of ERISA; neither Borrower nor any Subsidiary nor any ERISA Affiliate has in the past contributed to or currently contributes to a Multi-Employer Plan; neither Borrower nor any Subsidiary nor any ERISA Affiliate has any withdrawal liability with respect to a Multi-Employer Plan; no steps have been instituted by Borrower or any Subsidiary or any ERISA Affiliate to terminate any Pension Plan; no condition exists or event or transaction has occurred in connection with any Pension Plan, Multi-Employer Plan or Welfare Plan which could result in the incurrence by Borrower or any Subsidiary or any ERISA Affiliate of any material liability, fine or penalty; and neither Borrower nor any Subsidiary nor any ERISA Affiliate is a "contributing sponsor" as defined in Section 4001(a)(13) of ERISA of a "single-employer plan" as defined in
Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Except as disclosed on the consolidated financial statements of Borrower and its Subsidiaries delivered by Borrower to the Banks, neither Borrower nor any Subsidiary nor any ERISA Affiliate has any liability with respect to any Welfare Plan.

          5.07  TAX RETURNS AND PAYMENT.  Except as disclosed on
SCHEDULE 5.07 attached hereto, Borrower and its Subsidiaries have filed all United States Federal and all other tax returns which are required to be filed and have paid all taxes which have become due pursuant to such returns and all other taxes, assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective Properties, assets, income and franchises which have become due and payable by Borrower or any of its Subsidiaries, except for (a) the filing of state and local tax returns which the failure to file (i) by the Borrower or any Subsidiary was not willful and (ii) could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) taxes, assessments, fees and other governmental charges wherein the amount, applicability or validity are being contested by Borrower or any such Subsidiary by appropriate proceedings being diligently conducted in good faith and in respect of which adequate reserves in accordance with GAAP have been established and (c) taxes, assessments, fees and other governmental charges the nonpayment of which (i) by the Borrower or any Subsidiary was not willful and (ii) could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material tax liabilities of Borrower and its Subsidiaries were adequately provided for as of April 26, 1997, and are now so provided for on the books of Borrower and its Subsidiaries. Except as disclosed on SCHEDULE 5.07 attached hereto, there is no proposed, asserted or assessed tax deficiency against Borrower or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          5.08 SUBSIDIARIES. Borrower has no Subsidiaries other than as identified on SCHEDULE 5.08 attached hereto, as the same may from time to time be amended, modified or supplemented as provided herein. SCHEDULE 5.08 attached hereto correctly sets forth, for each Subsidiary, the number of shares of each class of common and preferred stock authorized for such Subsidiary, the number of outstanding and the percentage of the outstanding shares of each such class owned, directly or indirectly, by Borrower or one or more of its Subsidiaries. All of the issued and outstanding Capital Stock of Borrower and each of its Subsidiaries is duly authorized, validly issued and fully paid and nonassessable. Borrower may at any time amend, modify or supplement SCHEDULE 5.08 by notifying the Agent and each of the Banks in writing of any changes thereto, including any formation, acquisition, merger or liquidation of Subsidiaries or any change in the capitalization of any Subsidiary, in each case, in accordance with the terms of this Agreement, and thereby the representations and warranties contained in this Section 5.08 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.

          5.09 COMPLIANCE WITH OTHER INSTRUMENTS; NONE BURDENSOME. Neither Borrower nor any Subsidiary is a party to any contract or agreement or subject to any charter or other corporate restriction which, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect; none of the execution and delivery by Borrower of the Transaction Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or any of its Subsidiaries, or any of the provisions of Borrower's Certificate of Incorporation or By-Laws or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower or any of its Subsidiaries is a party or subject, or by which Borrower or any of its Subsidiaries or any Property of Borrower or any of its Subsidiaries is bound, or conflict with or constitute a default thereunder or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, agreement, document, instrument or undertaking. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, or any other Person is required to authorize, or is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents.

          5.10  OTHER DEBT, GUARANTIES AND CAPITAL LEASES.
Except as disclosed on SCHEDULE 5.10 attached hereto and except for Indebtedness of any Subsidiary to Borrower or any other Subsidiary, neither Borrower nor any Subsidiary is a borrower, guarantor or obligor with respect to, or a lessee under, any Debt, Guaranties or Capital Leases. Borrower may at any time amend, modify or supplement SCHEDULE 5.10 by notifying the Agent and each of the Banks in writing of any changes thereto, and thereby the representations and warranties contained in this
Section 5.10 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.

          5.11 LABOR MATTERS. Neither Borrower nor any Subsidiary is a party to any labor dispute which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are no strikes or walkouts relating to any labor contract to which Borrower or any Subsidiary is subject.

Hours worked and payments made to the employees of Borrower and its Subsidiaries have not been in violation of (a) the Fair Labor Standards Act or (b) any other applicable law dealing with such matters, the violation of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. All payments due from Borrower or any Subsidiary, or for which any claim may be made against any of them, in respect of wages, employee health and welfare insurance and/or other benefits have been paid or accrued as a liability on their respective books.

          5.12 TITLE TO PROPERTY. Borrower and each Subsidiary is the sole and absolute owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for Borrower or such Subsidiary to conduct its business, and all of such Property is free and clear of all Liens other than Permitted Liens. Borrower and its Subsidiaries enjoy peaceful and undisturbed possession in all material respects under all material leases under which they are operating as lessees.

          5.13  REGULATION U.  Borrower is not engaged
principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of any Revolving Credit Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) for the purpose of buying or carrying margin stock (other than repurchases by Borrower of shares of common stock of Borrower) or to extend credit to others for the purpose of buying or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or
(ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, U, T or X thereof, as amended.

If requested by the Agent or any of the Banks, Borrower shall furnish to the Agent a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

          5.14 MULTI-EMPLOYER PENSION PLAN AMENDMENTS ACT OF 1980. Borrower and each Subsidiary is in compliance with the Multi-Employer Pension Plan Amendments Act of 1980, as amended ("MEPPAA"), and has no liability for pension contributions pursuant to MEPPAA.

          5.15 INVESTMENT COMPANY ACT OF 1940; PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. Borrower is not an "investment company" as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended. Borrower is not a "holding company" as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

          5.16 PATENTS, LICENSES, TRADEMARKS, ETC. Except as disclosed on SCHEDULE 5.16 attached hereto:

          (a) Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, proprietary software, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are material, without known conflict with the rights of others;

          (b) to the best knowledge of Borrower, no product of Borrower or any Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, proprietary software, copyright, service mark, trademark, trade name or other right owned by any other Person; and

          (c) to the best knowledge of Borrower, there is no material violation by any Person of any right of Borrower or any of its Subsidiaries with respect to any patent, proprietary software, copyright, service mark, trademark, trade name or other right owned or used by Borrower or any of its Subsidiaries.

          5.17 Environmental and Safety and Health Matters. Except as disclosed on SCHEDULE 5.17 attached hereto: (i) the operations of Borrower and each Subsidiary comply in all material respects with (A) all applicable Environmental Laws and (B) all applicable Occupational Safety and Health Laws; (ii) none of the operations of Borrower or any Subsidiary are subject to any Environmental Claim or any judicial, governmental, regulatory or administrative proceeding alleging the violation of any Occupational Safety and Health Law, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iii) to the best of Borrower's knowledge after inquiry, none of the operations of Borrower or any Subsidiary is the subject of any Federal or state investigation evaluating whether any remedial action is needed to respond to any Release of Hazardous Substances or any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower or such Subsidiary; (iv) neither Borrower nor any Subsidiary has filed any notice under any Environmental Law or Occupational Safety and Health Law indicating or reporting (A) any past or present spillage, disposal or Release into the environment of, or treatment, storage or disposal of, any Hazardous Substance or any other hazardous, toxic or dangerous waste, substance or constituent or other substance or (B) any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower or such Subsidiary; and (v) neither Borrower nor any Subsidiary has any known material contingent liability in connection with
(A) any spillage, disposal or Release into the environment of, or otherwise with respect to, any Hazardous Substances or any other hazardous, toxic or dangerous waste, substance or constituent or other substance or (B) any unsafe or unhealthful condition at any premises of Borrower or such Subsidiary.

          5.18 NO DEFAULT. No Default or Event of Default under this Agreement has occurred and is continuing. There is no existing default or event of default under or with respect to any indenture, contract, agreement, lease or other instrument to which Borrower or any Subsidiary is a party or by which any Property of Borrower or any Subsidiary is bound or affected, a default under which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary of Borrower has and is in full compliance with and in good standing with respect to all governmental permits, licenses, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its Properties as now owned or leased by it, the failure to have or noncompliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and, to the best of Borrower's knowledge, none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower or such Subsidiary, as the case may be.

Neither Borrower nor any Subsidiary of Borrower is in violation of any applicable statute, law, rule, regulation or ordinance of the United States of America, of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, a violation of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          5.19 Government Contracts. Neither Borrower nor any Subsidiary is a party to or bound by any supply or purchase agreements with the Federal government or any state or local government or any agency thereof, the termination or cancellation of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          5.20 PURCHASE AND OTHER COMMITMENTS AND OUTSTANDING BIDS. No material purchase or other commitment of Borrower or any Subsidiary is in excess of the normal, ordinary and usual requirements of its business, or was made at any price in excess of the then current market price, or, to the best of Borrower's knowledge, contains terms and conditions more onerous than those usual and customary in the applicable industry. There is no material outstanding bid, sales proposal, contract or unfilled order of Borrower or any Subsidiary which (i) will, or could if accepted, require Borrower or any Subsidiary to supply goods or services at a cost to Borrower or any Subsidiary in excess of the revenues to be received therefor or (ii) quotes prices which do not include a markup over reasonably estimated costs consistent with past markups on similar business based on market conditions current at that time.

          5.21 DISCLOSURE. Neither this Agreement nor any of the Exhibits or Schedules hereto nor any certificate or other data furnished to the Agent or any of the Banks in writing by or on behalf of Borrower or any Subsidiary in connection with the transactions contemplated by this Agreement contains any untrue or incorrect statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the best knowledge of Borrower, there is no fact peculiar to Borrower or any of its Subsidiaries which, individually or in the aggregate, presently has a Material Adverse Effect or in the future (so far as Borrower can now reasonably foresee) could reasonably be expected to have a Material Adverse Effect, which has not heretofore been disclosed in writing by Borrower to the Agent and each of the Banks. Borrower has no reason to believe that Sears Roebuck & Co. will exercise its rights under its license agreement with Borrower to materially reduce the scope of Borrower's business with Sears Roebuck & Co.

SECTION 6.  COVENANTS.

          6.01 AFFIRMATIVE COVENANTS OF BORROWER. Borrower covenants and agrees that, so long as (i) any of the Banks has any obligation to make any Loan under this Agreement, (ii) Mercantile has any obligation to issue any Letter of Credit under this Agreement, (iii) any Letter of Credit remains outstanding or
(iv) any of Borrower's Obligations remain unpaid:

          (a) INFORMATION. Borrower will deliver to each of the Banks:

                (i) as soon as available and in any event within ninety (90) days after the end of each fiscal year of

          Borrower: (A) a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and changes in stockholders' equity for such fiscal year, setting forth in each case, in comparative form, the figures for the previous fiscal year, all such financial statements to be prepared in accordance with GAAP consistently applied and reported on by and accompanied by the unqualified opinion of independent certified public accountants of nationally recognized standing selected by Borrower and reasonably acceptable to the Required Banks together with (1) a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual audit report, such accountants have not become aware of any Default or Event of Default that has occurred and is continuing, or, if such accountants have become aware of any such event, describing it and the steps, if any, being taken to cure it, (2) the computations of such accountants evidencing Borrower's compliance with the financial covenants contained in Sections 6.02(a)(i), 6.02(a)(ii), 6.02(b), 6.02(c), 6.02(d) and
          6.02(e) of this Agreement and (3) industry segment information prepared in the same amount of detail as set forth in Borrower's annual report to shareholders for the fiscal year ended February 1, 1997, certified by the chief financial officer of Borrower as fairly presenting the information therein; provided, however, that delivery within the time period specified above of copies of the Annual Report on Form 10-K of Borrower for such fiscal year as filed with the Securities and Exchange Commission (together with Borrower's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) together with the accountant's certificate described above shall be deemed to satisfy the requirements of this Section 6.01(a)(i) with respect to delivery of the audited consolidated financial statements referred to above and, so long as the annual report to shareholders accompanying such Annual Report on Form 10-K is prepared as to business segment information in the same amount of detail as set forth in the annual report to shareholders for the fiscal year ended February 1, 1997, the industry segment information referred to above;

                (ii)  as soon as available and in any event
          within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Borrower: (A) a consolidated balance sheet of

          Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, cash flows and changes in stockholders' equity for such fiscal quarter and for the portion of Borrower's fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form, the figures for the corresponding fiscal quarter and the corresponding portion of Borrower's previous fiscal year, all in reasonable detail and satisfactory in form to the Required Banks and certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of Borrower; provided, however, that delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q of Borrower for such fiscal quarter as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.01(a)(ii) with respect to consolidated financial statements;

                (iii) promptly upon transmission thereof, one copy of (A) each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary generally to its stockholders or to its creditors (other than Borrower or another Subsidiary) and
          (B) each regular or periodic report, each registration statement (without exhibits except as expressly requested by the Agent or any Bank), and each prospectus and all amendments thereto filed by Borrower or any Subsidiary with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) and of each press release and other statement made available generally by Borrower or any Subsidiary to the public concerning developments that are material;

                (iv) simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of the principal financial officer of Borrower in the form attached hereto as EXHIBIT G and incorporated herein by reference, accompanied by supporting financial work sheets where appropriate, (A) evidencing Borrower's compliance with the financial covenants contained in Sections 6.02(a)(i), 6.02(a)(ii), 6.02(b), 6.02(c),
          6.02(d) and 6.02(e) of this Agreement, (B) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, (C) certifying that all of the representations and warranties of Borrower contained in this Agreement and in the other Transaction Documents are true and correct in all material respects on and as of the date of such certificate as if made on and as of the date of such certificate and (D) containing a detailed description of any Related Party Arrangement entered into during the period covered by such financial statements;

                (v) promptly upon receipt thereof, any reports submitted to Borrower or any Subsidiary (other than reports previously delivered pursuant to Sections 6.01(a)(i) and (ii) above) by independent accountants in connection with any annual, interim or special audit made by them of the books of Borrower or any Subsidiary;

                (vi)  as soon as available and in any event
          within ninety (90) days after the beginning of each fiscal year of Borrower, consolidated balance sheet, income statement and cash flow projections for Borrower and its Subsidiaries for such fiscal year and the succeeding one (1) year period, all in form and detail reasonably acceptable to the Required Banks; and

                (vii) with reasonable promptness, such further information regarding the business, affairs and financial condition of Borrower or any Subsidiary as the Agent or any of the Banks may from time to time reasonably request.

          Each of the Banks is hereby authorized to deliver a copy of any financial statement or other information made available by Borrower or any Subsidiary to any regulatory authority having jurisdiction over such Bank pursuant to any request therefor.

          (b) PAYMENT OF INDEBTEDNESS. Borrower will, and will cause each Subsidiary to, (i) pay and discharge any and all Indebtedness payable or guaranteed by Borrower or such Subsidiary, as the case may be, and any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in accordance with the agreement, document or instrument relating to such Indebtedness or Guaranty and (ii) faithfully perform, observe and discharge all covenants, conditions and obligations which are imposed upon Borrower or such Subsidiary, as the case may be, by any and all agreements, documents and instruments evidencing, securing or otherwise relating to such Indebtedness or Guaranty.

          (c) MAINTENANCE OF BOOKS AND RECORDS; CONSULTATIONS AND INSPECTIONS. Borrower will, and it will cause each Subsidiary to, maintain books and records in accordance with GAAP and in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Borrower will permit, and will cause each Subsidiary to permit, the Agent and each of the Banks (and any Person appointed by the Agent or any of the Banks to whom Borrower does not reasonably object) to discuss the affairs, finances and accounts of Borrower and each Subsidiary with the officers of Borrower and each Subsidiary and their independent public accountants, all at such reasonable times and as often as the Agent or any of the Banks may from time to time reasonably request. Borrower will also permit, and will cause each Subsidiary to permit, inspection of its Properties, books and records by the Agent and each of the Banks during normal business hours and at other reasonable times. Borrower will reimburse the Agent and each of the Banks upon demand for all costs and expenses incurred by the Agent or any of the Banks in connection with any such inspection conducted by the Agent or any of the Banks during the continuance of any Default or Event of Default under this Agreement. Borrower irrevocably authorizes the Agent and each of the Banks to communicate directly with its independent public accountants and irrevocably authorizes and directs such accountants to disclose to the Agent and each of the Banks any and all information with respect to the business and financial condition of Borrower and its Subsidiaries as the Agent or any of the Banks may from time to time reasonably request in writing.

          (d) PAYMENT OF TAXES. Borrower will, and it will cause each Subsidiary to, duly file all Federal, state and local income tax returns and all other tax returns and reports of Borrower or such Subsidiary, as the case may be, which are required to be filed and duly pay and discharge promptly all taxes, assessments and other governmental charges imposed upon it or any of its Property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment or other governmental charge the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such taxes, assessments and governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to the Required Banks.

          (e) PAYMENT OF CLAIMS. Borrower will, and it will cause each Subsidiary to, promptly pay and discharge (i) all trade accounts payable in accordance with usual and customary business practices (but in no event later than thirty (30) days after the due date thereof) and (ii) all claims for work, labor or materials which if unpaid might become a Lien upon any of its Property or assets; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such account payable or claim the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such accounts payable and claims forthwith upon the commencement of proceedings to foreclose any

Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to the Required Banks.

          (f) CORPORATE EXISTENCE. Borrower will, and it will cause each Subsidiary to, do all things necessary to (i) preserve and keep in full force and effect at all times its corporate existence and all permits, licenses, franchises and other rights material to its business and (ii) be duly qualified to do business in all jurisdictions where the nature of its business or its ownership of Property requires such qualification.

          (g) MAINTENANCE OF PROPERTY. Borrower will, and it will cause each Subsidiary to, at all times, preserve and maintain all of the Property used or useful in the conduct of its business in good condition, working order and repair, ordinary wear and tear excepted.

          (h) INSURANCE. Borrower will, and it will cause each Subsidiary to, insure all of its Property of the character usually insured by corporations engaged in the same or similar businesses similarly situated, against loss or damage of the kind customarily insured against by such corporations, unless higher limits or coverage are reasonably required in writing by the Required Banks, and carry adequate liability insurance and other insurance of a kind and in an amount generally carried by corporations engaged in the same or similar businesses similarly situated, unless higher limits or coverage are reasonably required in writing by the Required Banks. All insurance required by this Section 6.01(h) shall be with insurers reasonably acceptable to the Required Banks. All such insurance may be subject to reasonable deductible amounts.

          (i) ACCOUNTANT. Borrower shall give each of the Banks prompt notice of any change of Borrower's independent certified public accountants and a statement of the reasons for such change. Borrower shall at all times utilize independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Banks.

          (j) ERISA COMPLIANCE. If Borrower, any Subsidiary or any ERISA Affiliate shall have any Pension Plan, Borrower will, and it will cause each Subsidiary and each ERISA Affiliate to, comply with all requirements of ERISA relating to such Pension Plan. Without limiting the generality of the foregoing, Borrower will not, and it will not cause or permit any Subsidiary or any ERISA Affiliate to:

                (i) permit any Pension Plan maintained by Borrower, any Subsidiary or any ERISA Affiliate, as the case may be, to engage in any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code;

                (ii)  permit any Pension Plan maintained by
          Borrower, any Subsidiary or any ERISA Affiliate, as the case may be, to incur any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, 29 U.S.C. Section 1082, whether or not waived;

                (iii)  terminate any such Pension Plan in a
          manner which could result in the imposition of a Lien on any Property of Borrower, any Subsidiary or any ERISA Affiliate pursuant to Section 4068 of ERISA, 29 U.S.C. Section 1368; or

                (iv) take any action which would constitute a complete or partial withdrawal from a Multi-Employer
          Plan within the meaning of Sections 4203 and 4205 of Title IV of ERISA.

          Notwithstanding any provision contained in this Section 6.01(j) to the contrary, an act by Borrower, any Subsidiary or any ERISA Affiliate shall not be deemed to constitute a violation of this Section 6.01(j) unless the Required Banks determine in good faith that said action, individually or cumulatively with other acts of Borrower, its Subsidiaries and its ERISA Affiliates, has or could reasonably be expected to have a Material Adverse Effect.

          (k) FURTHER ASSURANCES. Borrower will execute any and all further agreements, documents and instruments, and take any and all further actions which may be required under applicable law, or which the Agent or any of the Banks may from time to time reasonably request, in order to effectuate the transactions contemplated by this Agreement, the Notes, the Letter of Credit Applications and the other Transaction Documents.

          (l) COMPLIANCE WITH LAW. Borrower will, and will cause each Subsidiary to, comply with any and all laws, ordinances and governmental and regulatory rules and regulations to which it is subject (including, without limitation, all Occupational Safety and Health Laws and all Environmental Laws) and obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of its Properties or to the conduct of its business, which violation or failure to obtain, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (m) NOTICES. Borrower will notify the Agent and each of the Banks in writing of any of the following within two (2) Domestic Business Days after learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

                (i) the occurrence of any Default or Event of Default under this Agreement;

                (ii) the occurrence of any default or event of default by Borrower, any other Obligor or any Subsidiary under any note, indenture, loan agreement, mortgage, deed of trust, security agreement, lease or other similar agreement, document or instrument to which Borrower, any other Obligor or any Subsidiary, as the case may be, is a party or by which it is bound or to which it is subject;

                (iii) the institution of any litigation, arbitration proceeding or governmental or regulatory proceeding affecting Borrower, any other Obligor or any Subsidiary, whether or not considered to be covered by insurance, in which the prayer or claim for relief seeks recovery of an amount in excess of $5,000,000.00 (or, if no dollar amount is specified in the prayer or claim for relief, in which there is a reasonable likelihood of recovery of an amount in excess of $5,000,000.00) or any form of equitable relief;

                (iv) the entry of any judgment or decree in an amount in excess of $100,000.00 against Borrower, any other Obligor or any Subsidiary;

                (v) the occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

                (vi) the occurrence of any material adverse change in the Properties, assets, liabilities, business, operations, prospects, income or condition
          (financial or otherwise) of Borrower, any other Obligor or any Subsidiary;

                (vii) any change in Borrower's or any
          Subsidiary's line(s) of business;

                (viii) the occurrence of any Change of Control
          Event; and

                (ix) any notices required to be provided pursuant to other provisions of this Agreement and notice of the occurrence of such other events as the Agent or any of the Banks may from time to time reasonably specify.

          (n) COVENANT TO SECURE BORROWER'S OBLIGATIONS EQUALLY. Borrower will, if it or any Subsidiary shall create or assume any Lien upon any of its Property or assets, whether now owned or hereinafter acquired, other than Permitted Liens (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 9.10 of this Agreement), make or cause to be made effective provision whereby all of the Borrower's Obligations will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured as evidenced by documentation which is acceptable to the Required Banks.
Borrower acknowledges and agrees that compliance with this covenant will not cure a violation of Section 6.02(b) of this Agreement or any other covenant contained in this Agreement.

          (o) AMENDMENT OF NOTE AGREEMENTS. Borrower shall provide each of the Banks with a written copy of any proposed amendment to any of the Note Agreements at least fifteen (15) Domestic Business Days prior to the effective date of such amendment and shall promptly furnish each of the Banks with a copy of each effective amendment to any of the Note Agreements.

          6.02 NEGATIVE COVENANTS OF BORROWER. Borrower covenants and agrees that, so long as (i) any of the Banks has any obligation to make any Loan under this Agreement, (ii) Mercantile has any obligation to issue any Letter of Credit under this Agreement, (iii) any Letter of Credit remains outstanding or
(iv) any of Borrower's Obligations remain unpaid, unless the prior written consent of the Required Banks is obtained:

          (a)   INCURRENCE OF DEBT AND SUBSIDIARY DEBT.
                (i) Borrower will not, and it will not cause or permit any Subsidiary to, create, assume, incur, guarantee or otherwise become liable in respect of any Debt (by way of merger, consolidation or otherwise) unless immediately after giving effect thereto and to the application of the proceeds thereof Consolidated Debt does not exceed Fifty-Five Percent (55%) of Consolidated Capitalization.

                (ii) Borrower will not cause or permit any Subsidiary to create, assume, incur, guarantee or otherwise become liable in respect of any Debt except:

                     (A) Debt existing on the date of this
                Agreement and described on SCHEDULE 5.10 attached hereto;

                     (B) Debt secured by Liens permitted by
                clause (b) of the definition of Permitted Liens;

                     (C)  Debt owing to Borrower or a Wholly-
                Owned Subsidiary;

                     (D) Debt of any Person outstanding at the
                time such Person becomes a Subsidiary (not incurred in anticipation thereof); and

                     (E) other Debt, provided that immediately
                after giving effect to the incurrence of such other Debt the sum (without duplication) of
                (1) the aggregate unpaid amount of Debt(including Capitalized Lease Obligations) of Borrower secured by Liens permitted by clause (d) of the definition of Permitted Liens PLUS (2) the aggregate unpaid amount of Debt of all Subsidiaries (other than Debt permitted by clause
                (C) above) PLUS (3) the aggregate Attributable

                Debt in connection with all sale and leaseback transactions of Borrower and its Subsidiaries entered into after the date of this Agreement in accordance with the provisions of Section 6.02(c) of this Agreement, does not exceed Fifteen Percent (15%) of Consolidated Assets.

For purposes of this Section 6.02(a), Borrower and each Subsidiary shall be deemed to have incurred Debt in respect of any obligation previously owed to Borrower or to a Wholly-Owned
Subsidiary on the date the obligee ceases for any reason to be Borrower or a Wholly-Owned Subsidiary.

          (b) LIMITATION ON LIENS. Borrower will not, and it will not cause or permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on any of its or their Property or assets (other than treasury stock of Borrower), whether now owned or hereafter acquired, or upon any income or profits therefrom (whether or not provision is made for the equal and ratable securing of the Borrower's Obligations in accordance with the provisions of Section 6.01(n)), except for Permitted Liens.

          (c) LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. Borrower will not, and it will not cause or permit any Subsidiary to, sell, lease, transfer or otherwise dispose of (each, a "Transfer") any asset on terms whereby the asset or a substantially similar asset is or may be leased or reacquired by Borrower or any Subsidiary over a period in excess of three (3) years, unless:
                (i) the lease is between Borrower and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries;

                (ii) Borrower or a Subsidiary could create a Lien under clauses (b), (c) and (e) of the definition of Permitted Liens on such asset to secure Debt in an amount at least equal to the Attributable Debt in respect of such transaction;

                (iii) after giving effect to such transaction and the incurrence of Attributable Debt in respect thereof, the sum (without duplication) of (A) the aggregate unpaid principal amount of Debt (including Capitalized Lease Obligations) of Borrower secured by such Liens permitted by clause (d) of the definition of Permitted Liens PLUS (B) the aggregate unpaid principal amount of Debt of

          Subsidiaries (other than Debt permitted by Section 6.02(a)(ii)(C)) PLUS (iii) the aggregate Attributable Debt in connection with all sale and leaseback transactions of Borrower and its Subsidiaries entered into after the date of this Agreement in accordance with the provisions of this Section 6.02(c), does not exceed Fifteen Percent (15%) of Consolidated Assets; or

                (iv) the net proceeds realized from the Transfer are applied within one hundred eighty (180) days after the receipt thereof (A) to the repayment of unsubordinated Debt (other than any Debt owing by Borrower or a Subsidiary to another Subsidiary or Borrower, as the case may be) (which may but need not include prepayment of the Borrower's Obligations) or
          (B) to the purchase of non-current assets for use in the business of Borrower and its Subsidiaries.

          (d)   MAINTENANCE OF FIXED CHARGE COVERAGE AND DEBT TO
EBITDA RATIO.  Borrower will not at any time permit:

                (i) the sum of Consolidated EBITDA and
          Consolidated Lease Rental Expense for any period of four consecutive fiscal quarters (beginning with the four consecutive fiscal quarters ending on July 19,
          1997) to be less than 200% of Consolidated Fixed Charges for such period; or

                (ii) Consolidated Debt on any date to exceed 300% of pro forma Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or immediately before such date.

Pro forma Consolidated EBITDA shall be determined in accordance with Section 1.02(b).

          (e) ASSET SALES. Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any sale, transfer, lease (as lessor), loan or other disposition (each, an "Asset Sale") of any Property or assets (other than treasury stock of Borrower), other than:

                (i) Asset Sales in the ordinary course of business;

                (ii) Sale of Borrower's interest in Fox Photo, Inc. pursuant to the provisions of Sections 8 or 9 of that certain Stockholders' Agreement among Eastman Kodak Company, Borrower, Consumer Programs Holding, Inc. and Fox Photo, Inc. (the "Fox Shareholders") dated as of October 4, 1996, or as otherwise agreed by the Fox Shareholders and approved by the Board of Directors of Borrower;

                (iii) Asset Sales of Property or assets by a Subsidiary to Borrower or a Wholly-Owned Subsidiary;
          and

                (iv) other Asset Sales, provided that in each case:

                     (A) immediately before and after giving
                effect thereto, no Default or Event of Default under this Agreement shall have occurred and be continuing,

                     (B) the aggregate net book value of Property
                or assets disposed of in such Asset Sale and all other Asset Sales by Borrower and its Subsidiaries during the immediately preceding twelve (12) months does not exceed Twenty Percent (20%) of Consolidated Assets (as of the last day of the quarterly accounting period ending on or most recently prior to the last day of such twelve (12) month period), and

                     (C) the aggregate net book value of Property
                or assets disposed of in such Asset Sale and all other Asset Sales by Borrower and its Subsidiaries during the period commencing on the date of this Agreement and ending on the date of such Asset Sale does not exceed Thirty Percent (30%) of Consolidated Assets (as of the last day of the quarterly accounting period ending on or most recently prior to the date of such Asset
                Sale),

          and provided further that for purposes of clauses (B) and (C) immediately above there shall be excluded the net book value of Property or assets disposed of in an Asset Sale if and to the extent such Asset Sale is made for cash, payable in full upon the completion of such Asset Sale, and an amount equal to the net proceeds realized upon such Asset Sale is applied by Borrower or such Subsidiary, as the case may be, within one hundred eighty (180) days after the effective date of such Asset Sale (x) to reinvest in the business of Borrower and its Subsidiaries (either through capital expenditures or acquisitions) or (y) to repay unsubordinated Debt (other than any Debt owing by Borrower or a Subsidiary to another Subsidiary or Borrower, as the case may be) (which may but need not include prepayment of the Borrower's Obligations).

          For purposes of this Section 6.02(e), any shares of Voting Stock of a Subsidiary that are the subject of an Asset Sale shall be valued at the greater of (1) the fair market value of such shares as determined in good faith by the Board of Directors of Borrower and (2) the aggregate net book value of the assets of such Subsidiary multiplied by a fraction of which the numerator is the aggregate number of shares of Voting Stock of such Subsidiary disposed of in such Asset Sale and the denominator is the aggregate number of shares of Voting Stock of such Subsidiary outstanding immediately prior to such Asset Sale.

          (f) MERGER CONSOLIDATION, ETC.. Borrower will not, and it will not cause or permit any Subsidiary to, consolidate with or merge with any other corporation or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, except:

                (i) any Subsidiary may merge or consolidate with or into Borrower (provided that Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly-Owned Subsidiaries and any Subsidiary may convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to Borrower or any one or more Wholly-Owned Subsidiaries; and

                (ii) any Subsidiary may, subject to the
          limitations set forth in Section 6.02(e) of this Agreement, consolidate with or merge with any other corporation or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, provided that, at the time of such transaction and immediately after giving effect thereto, (A) no Default or Event of Default under this Agreement shall exist and (B) Borrower could incur at least an additional $1.00 of Debt under the provisions of Section 6.02(a)(i) of this Agreement.

          (g) TRANSACTIONS WITH AFFILIATES. Borrower will not, and it will not cause or permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (other than Borrower or another Subsidiary) (including, without limitation, the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of business and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an

Affiliate. The provisions of this Section 6.02(g) shall not apply to transactions between Borrower or any of its Subsidiaries and Fox Photo, Inc. [*******************************************
************************************************************
************************************************************
***************************************************************
**************************************************************
**********************************************************
**************************************************************
*************************************************************
*************.]

          (h) CHANGES IN NATURE OF BUSINESS. Borrower will not, and it will not cause or permit any Subsidiary to, engage in any business if, as a result, the general nature of the business which would then be engaged in by Borrower and its Subsidiaries, considered as a whole, would be substantially changed from the general nature of the business engaged in by Borrower and its Subsidiaries as of the date of this Agreement.

          (i) FISCAL YEAR. Borrower will not, and it will not cause or permit any Subsidiary to, change its fiscal year.

          (j) PENSION PLANS. Borrower will not, and it will not cause or permit any Subsidiary or any ERISA Affiliate to, (a) permit any condition to exist in connection with any Pension Plan which might constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan, (b) engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which could result in the incurrence by Borrower, any Subsidiary or any ERISA Affiliate of any material liability, fine or penalty, (c) incur or suffer to exist any material accumulated funding deficiency within the meaning of ERISA or incur any material liability to the PBGC in connection with any Pension Plan established or maintained by Borrower or any Subsidiary or (d) become obligated to contribute to any Pension Plan or Multi-Employer Plan other than any such plan or plans in existence on the date hereof.

          (k) LIMITATIONS ON ACQUISITIONS. Borrower will not, and it will not cause or permit any Subsidiary to, make or suffer to exist any Acquisition of any Person, except Acceptable
Acquisitions.

          (l) LIMITATIONS ON RESTRICTIVE AGREEMENTS. Borrower will not, and it will not cause or permit any Subsidiary to, enter into, or suffer to exist, any agreement with any Person which prohibits or limits the ability of any Subsidiary to (a) pay dividends or make other distributions or prepay any Indebtedness owed to Borrower or any other Subsidiary, (b) make loans or advances to Borrower or any other Subsidiary, (c) transfer any of its properties or assets to Borrower or any other Subsidiary (other than with respect to assets subject to Liens permitted by clause (b) of the definition of Permitted Liens) or
(d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (other than with respect to assets subject to Liens permitted by clause (b) of the definition of Permitted Liens); provided that the foregoing shall not apply to (i) restrictions in effect on the date of this Agreement contained in agreements governing Debt outstanding on the date of this Agreement and listed on SCHEDULE 6.02(l) attached hereto and, if such Debt is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinanced Debt (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive than those contained in the agreements governing the Debt being renewed, extended or refinanced or (ii) restrictions contained in agreements governing Debt incurred after the date of this Agreement by Borrower or any Subsidiary in compliance with this Agreement

PROVIDED that such restrictions are no more restrictive than those contained in this Agreement.

          (m) FINANCIAL COVENANTS AND COLLATERAL PROVISIONS OF NOTE PURCHASE AGREEMENTS AND OTHER RESTRICTED AGREEMENTS. Borrower will not, and it will not cause or permit any Subsidiary to: (i) enter into any indenture, agreement or other instrument under which any Debt of Borrower or any Subsidiary may be issued (a "Restricted Agreement") or (ii) agree to any amendment, waiver, consent, modification, refunding, refinancing or replacement of any of the Note Purchase Agreements or any other Restricted Agreement, in either case, with terms the effect of which is to (A) include a Financial Covenant which is not contained in this Agreement, (B) revise or alter any Financial Covenant contained therein the effect of which is to increase or expand the restriction on Borrower or any Subsidiary or (C) except for Permitted Liens, grant collateral for the obligations of Borrower or any Subsidiary thereunder, unless Borrower or such Subsidiary, as the case may be, concurrently incorporates herein such additional, altered or revised Financial Covenant or grant of collateral (as the case may be). The incorporation of each such additional Financial Covenant is hereby deemed to occur automatically and concurrently by reason of the execution of this Agreement without any further action or the execution of any additional document by any of the parties to this Agreement (and Borrower hereby agrees to give the Agent and each of the Banks prompt written notice of each such Financial Covenant so incorporated into this Agreement). Without limiting the foregoing, neither Borrower nor any Subsidiary, directly or indirectly, will offer any economic inducement (including, without limitation, any collateral) to any holder of notes under the Note Purchase Agreements or to any other Person who is a party to any other Restricted Agreement for the purpose of inducing such holder or such other Person to enter into any waiver of any event of default under the Note Purchase Agreements or such other Restricted Agreement or event which with the lapse of time or the giving of notice, or both, would constitute such an event of default, unless the same such economic inducement has been concurrently offered and paid on a pro-rata basis (determined with respect to the aggregate Commitments hereunder, whether used or unused) to all of the Banks (it being understood and agreed that the offering of such economic inducement to the Banks shall not be deemed or construed to obligate any such Bank to enter into any waiver of any Default or Event of Default hereunder). Borrower acknowledges and agrees that compliance with this covenant will not cure a violation of Section 6.02(b) of this Agreement or any other covenant contained in this Agreement.

          6.03 USE OF PROCEEDS. Borrower represents and warrants to the Agent and each of the Banks and covenants and agrees with the Agent and each of the Banks that: (a) the proceeds of the Revolving Credit Loans will be used solely (i) for the general corporate purposes of Borrower and (ii) to enable Borrower to make loans to one or more of its Subsidiaries for their respective general corporate purposes; (b) none of such proceeds will be used in violation of any applicable law or regulation; (c) Borrower will not directly or indirectly use the proceeds of any Revolving Credit Loan for the purpose of buying or carrying margin stock within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended, other than for the purpose of financing Borrower's repurchase of shares of common stock of Borrower; and (d) not more than Twenty-Five Percent (25%) of the value of the consolidated assets of Borrower and its Subsidiaries (other than any treasury stock of Borrower) is now, or will at any time be, represented by margin stock. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the respective meanings ascribed to them in Regulation U of The Board of Governors of the Federal Reserve System, as amended.

SECTION 7.  EVENTS OF DEFAULT.

          If any of the following (each of the following herein sometimes called an "Event of Default") shall occur and be continuing:

          7.01  Borrower shall fail to pay any of Borrower's
Obligations constituting interest within five (5) days after the date the same shall first become due and payable, whether by reason of demand, maturity, acceleration or otherwise;

          7.02  Borrower shall fail to pay any of Borrower's
Obligations (other than interest) as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise;

          7.03 Any representation or warranty of Borrower made in this Agreement, in any other Transaction Document to which Borrower is a party or in any certificate, agreement, instrument or statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made or effected;

          7.04 Borrower shall fail to perform or observe any term, covenant or provision contained in Section 2.01, Section 3.04, Section 6.01(c), 6.01(h), Section 6.01(k), Section 6.01(l),
Section 6.01(m), Section 6.01(n), Section 6.02 or Section 6.03;

          7.05 Borrower shall fail to perform or observe any term, covenant or provision contained in Section 6.01(a) and any such failure shall remain unremedied for ten (10) days after the earlier of (i) written notice of default is given to Borrower by the Agent or any of the Banks or (ii) a Responsible Officer of Borrower obtaining knowledge of such default;

          7.06 Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified in Sections 7.01, 7.02, 7.03, 7.04 or
7.05 above) and any such failure shall remain unremedied for thirty (30) days after the earlier of (i) written notice of default is given to Borrower by the Agent or any of the Banks or
(ii) a Responsible Officer of Borrower obtaining knowledge of such default;

          7.07 This Agreement or any of the other Transaction Documents shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by Borrower, or if the transactions completed hereunder or thereunder shall be contested by Borrower or if Borrower shall deny that it has any or further liability or obligation hereunder or thereunder;

          7.08 Borrower, any other Obligor or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition,
(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself or of a substantial part of its Property or assets, (iv) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate or other action for the purpose of effecting any of the foregoing;

          7.09 An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower, any other Obligor or any Subsidiary, or of a substantial part of the Property or assets of Borrower, any other Obligor or any Subsidiary, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower, any other Obligor or any Subsidiary or of a substantial part of the Property or assets of Borrower, any other Obligor or any Subsidiary or (iii) the winding-up or liquidation of Borrower, any other Obligor or any Subsidiary; and such proceeding or petition shall continue undismissed for thirty (30) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for thirty (30) consecutive days;

          7.10 Any of the Letter of Credit Applications shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability of any of the Letter of Credit Applications shall be contested or denied by Borrower, or if Borrower shall deny that it has any further liability or obligation under any of the Letter of Credit Applications or if Borrower shall fail to comply with or observe any of the terms, provisions or conditions contained in any of the Letter of Credit Applications;

          7.11 Borrower, any other Obligor or any Subsidiary shall be declared by any Bank to be in default on, or pursuant to the terms of, (1) any other present or future obligation to such Bank, including, without limitation, any other loan, line of credit, revolving credit, guaranty or letter of credit reimbursement obligation, or (2) any other present or future agreement purporting to convey to such Bank a Lien upon any Property or assets of Borrower, such other Obligor or such Subsidiary, as the case may be;

          7.12 (i) Borrower or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt (other than the Borrower's Obligations) that is outstanding in an aggregate principal amount of at least $5,000,000.00 beyond any period of grace provided with respect thereto; (ii) any Borrower, any other Obligor or any Subsidiary shall be in default in the performance of or compliance with any term, provision, condition or covenant contained in any agreement, document or instrument evidencing, securing, guaranteeing the payment of or otherwise relating to any Debt having an aggregate outstanding principal balance equal to or in excess of $5,000,000.00 or any other condition exists, and as a consequence of such default or condition described in this clause (ii) such Debt has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment; or
(iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests or a sale of assets or other transaction that permitted if made in connection with a repayment of Debt), Borrower or any Subsidiary has become obligated to purchase or repay (or one or more Persons are entitled to cause Borrower or any Subsidiary to purchase or repay) Debt in an aggregate principal amount of at least $5,000,000.00 before its regular maturity or before its regularly scheduled dates of payment;

          7.13 Borrower, any other Obligor or any Subsidiary shall have a judgment in excess of $1,000,000.00 entered against it by a court having jurisdiction in the premises and such judgment shall not be appealed in good faith or satisfied by Borrower, such other Obligor or such Subsidiary, as the case may be, within the time period permitted by applicable law for an appeal of such judgment;

          7.14 The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

          7.15 The institution by Borrower, any ERISA Affiliate or any Subsidiary of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower, such ERISA Affiliate or such Subsidiary, as the case may be, would be required to make a contribution to such Pension Plan, or would incur a liability or obligation to such Pension Plan, in excess of $1,000,000.00; or the institution by the PBGC of steps to terminate any Pension Plan;

          7.16 Any "Event of Default" (as defined therein) shall occur under or within the meaning of any of the Note Agreements;
or
          7.17  The occurrence of any Change of Control Event;

          THEN, and in each such event (other than an event described in Sections 7.08 or 7.09), the Agent may, or if requested in writing by the Required Banks, the Agent shall, declare that the obligation of the Banks to make Loans under this Agreement and the obligation of Mercantile to issue Letters of Credit under this Agreement have terminated, whereupon such obligations of the Banks and Mercantile shall be immediately and forthwith terminated, and the Agent may, and if requested in writing by the Required Banks, the Agent shall, declare the entire outstanding principal balance of and all accrued and unpaid interest on the Notes and all of the other Loans under this Agreement and all of the other Borrower's Obligations to be forthwith due and payable, whereupon all of the unpaid principal balance of and all accrued and unpaid interest on the Notes and all of the other Loans under this Agreement and all such other Borrower's Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and the Agent and each of the Banks may exercise any and all other rights and remedies which they may have under any of the other Transaction Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 7.08 or 7.09, the obligation of the Banks to make Loans under this Agreement and the obligation of Mercantile to issue Letters of Credit under this Agreement shall automatically terminate and the entire outstanding principal balance of and all accrued and unpaid interest on the Notes and all of the other Loans under this Agreement and all of the other Borrower's Obligations shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and the Agent and each of the Banks may exercise any and all other rights and remedies which they may have under any of the other Transaction Documents or under applicable law.

SECTION 8.  AGENT

          8.01  APPOINTMENT.  Mercantile Bank National
Association is hereby appointed by the Banks as Agent under this Agreement, the Notes and the other Transaction Documents. The
Agent agrees to act as such upon the express conditions contained in this Agreement.

          8.02 POWERS. The Agent shall have and may exercise such powers hereunder as are specifically delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Banks, nor any obligation to the Banks to take any action under this Agreement or any of the other Transaction Documents, except any action specifically provided by the this Agreement or any of the other Transaction Documents to be taken by the Agent. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Section 7 and Section 8.06.

          8.03 GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, employees, agents or advisors shall be liable to any of the Banks for any action taken or not taken by it in connection with this Agreement or any of the other Transaction Documents (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct.

          8.04 NO RESPONSIBILITY FOR LOANS, RECITALS, ETC. Neither the Agent nor any of its directors, officers, employees, agents or advisors shall (i) be responsible for or have any duty to ascertain, inquire into or verify any recitals, reports, statements, representations or warranties contained in this Agreement or any of the other Transaction Documents or furnished pursuant hereto or thereto; (ii) be responsible for any Loans or Letters of Credit hereunder, (iii) be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any of the other Transaction Documents; (iv) be responsible for the satisfaction of any condition specified in
Section 4, except receipt of items required to be delivered to the Agent; (v) be responsible for the validity, effectiveness, genuineness or enforceability of this Agreement or any of the other Transaction Documents; or (vi) be responsible for the creation, attachment, perfection or priority of any security interests or liens purported to be granted to the Agent or any of the Banks pursuant to this Agreement or any of the other Transaction Documents.

          8.05 RIGHT TO INDEMNITY. Notwithstanding any other provision contained in this Agreement to the contrary, to the extent Borrower fails to reimburse the Agent pursuant to Section 9.03, Section 9.04 or Section 9.05, or if any Default or Event of Default shall occur under this Agreement, the Banks shall ratably in accordance with their respective Pro Rata Shares indemnify the Agent and hold it harmless from and against any and all liabilities, losses (except losses occasioned solely by failure of Borrower to make any payments or to perform any obligations required by this Agreement (excepting those described in Sections 9.03, 9.04 and 9.05), the Notes, the Letter of Credit Applications or any of the other Transaction Documents), costs and/or expenses, including, without limitation, any liabilities, losses, costs and/or expenses arising from the failure of any Bank to perform its obligations hereunder or in respect of this Agreement, and also including, without limitation, reasonable attorneys' fees and expenses, which the Agent may incur, directly or indirectly, in connection with this Agreement, the Notes or any of the other Transaction Documents, or any action or transaction related hereto or thereto; provided only that the Agent shall not be entitled to such indemnification for any losses, liabilities, costs and/or expenses directly and solely resulting from its own gross negligence or willful misconduct. This indemnity shall be a continuing indemnity, contemplates all liabilities, losses, costs and expenses related to the execution, delivery and performance of this Agreement, the Notes and the other Transaction Documents, and shall survive the satisfaction and payment of the Loans, the expiration or other termination of the Letters of Credit and the termination of this Agreement.

          8.06 ACTION UPON INSTRUCTIONS OF REQUIRED BANKS. The Agent agrees, upon the written request of the Required Banks, to take any action of the type specified in this Agreement or any of the other Transaction Documents as being within the Agent's rights, duties, powers or discretion. Notwithstanding the foregoing, the Agent shall be fully justified in failing or refusing to take any action hereunder, unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liabilities, losses, costs and expenses (including, without limitation, attorneys' fees and expenses) which may be incurred by it by reason of taking or continuing to take any such action, other than any liability which may arise out of Agent's gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Required Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and on all holders of the Notes. In the absence of a request by the Required Banks, the Agent shall have authority, in its sole discretion, to take or not to take any action, unless this Agreement or any of the other Transaction Documents specifically requires the consent of the Required Banks or of all of the Banks.

          8.07 EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it in good faith and with reasonable care. The Agent shall be entitled to advice and opinion of legal counsel concerning all matters pertaining to the duties of the agency hereby created.

          8.08 RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of legal counsel selected by the Agent.

          8.09 MAY TREAT PAYEE AS OWNER. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any person, firm or corporation who at the time of making such request or giving such authority or consent is the holder of any such Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note issued in exchange therefor.

          8.10 AGENT'S REIMBURSEMENT. Each Bank agrees to reimburse the Agent pro rata in accordance with its Pro Rata Share for any out-of-pocket costs and expenses not reimbursed by Borrower (a) for which the Agent is entitled to reimbursement by the Borrower under this Agreement or any of the other Transaction Documents and (b) for any other out-of-pocket costs and expenses incurred by the Agent on behalf of the Banks, in connection with the preparation, execution, delivery, amendment, modification, extension, renewal, administration and/or enforcement of this Agreement and/or any of the other Transaction Documents.

          8.11  RIGHTS AS A BANK.  With respect to its
Commitment, the Loans made by it, the Letters of Credit issued by it and the Note issued to it, the Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, issue letters of credit for the account of and generally engage in any kind of banking or trust business with the Borrower and its Subsidiaries and Affiliates as if it were not the Agent.

          8.12 INDEPENDENT CREDIT DECISION. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 5.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Transaction Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.

          8.13 RESIGNATION OF AGENT. Subject to the appointment of a successor Agent, the Agent may resign as Agent for the Banks under this Agreement and the other Transaction Documents at any time by thirty (30) days' notice in writing to the Banks and Borrower. Such resignation shall take effect upon appointment of such successor Agent. The Required Banks shall have the right to appoint a successor Agent who shall be entitled to all of the rights of, and vested with the same powers as, the original Agent under this Agreement and the other Transaction Documents. In the event a successor Agent shall not have been appointed within the thirty (30) day period following the giving of notice by the Agent, the Agent may appoint its own successor. Resignation by the Agent shall not affect or impair the rights of the Agent under Sections 8.05 and 8.10 hereof with respect to all matters preceding such resignation. Any successor Agent must be a national banking association or a bank chartered in any State of the United States having a combined capital and surplus of at least $100,000,000.00.

          8.14 REMOVAL OF AGENT. Subject to the appointment of a successor Agent, the Banks (by a unanimous vote), with the consent of the Borrower (which consent will not be unreasonably withheld), may remove the Agent for the Banks under this Agreement and the other Transaction Documents at any time by thirty (30) days' notice in writing to the Agent. Such removal shall take effect upon appointment of such successor Agent. The Banks shall have the right to appoint a successor Agent who shall be entitled to all of the rights of, and vested with the same powers as, the original Agent under this Agreement and the other Transaction Documents. In the event a successor Agent shall not have been appointed within the thirty (30) day period following the giving of notice to the Agent, the Agent may appoint its own successor. The removal of the Agent shall not affect or impair the rights of the Agent under Sections 8.05 and 8.10 hereof with respect to all matters preceding such removal. Any successor Agent must be a national banking association or a bank chartered in any State of the United States having a combined capital and surplus of at least $100,000,000.00.

          8.15  DURATION OF AGENCY.  The agency established by
Section 8.01 hereof shall continue, and Sections 8.01 through and including this Section 8.15 shall remain in full force and effect, until all of the Borrowers' Obligations shall have been paid in full, all of the Letters of Credit have expired or been terminated and the Banks' commitments to make Loans, issue Letters of Credit and/or extend credit to or for the benefit of the Borrower shall have terminated or expired.

SECTION 9.  GENERAL.

          9.01 NO WAIVER. No failure or delay by the Agent or any of the Banks in exercising any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of
                             69

any other right, remedy, power or privilege. The remedies provided herein and in the other Transaction Documents are cumulative and not exclusive of any remedies provided by law.

Nothing herein contained shall in any way affect the right of any of the Banks to exercise any statutory or common law right of banker's lien or set-off.

          9.02 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, each of the Banks is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Bank(s) and any and all other indebtedness at any time owing by such Bank(s) to or for the credit or account of Borrower against any and all of Borrower's Obligations irrespective of whether or not such Bank(s) shall have made any demand hereunder or under any of the other Transaction Documents and although such obligations may be contingent or unmatured. Each of the Banks agrees to promptly notify Borrower after any such set-off and application made by such Bank(s), provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Banks under this Section 9.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have. Nothing contained in this Agreement or any other Transaction Document shall impair the right of any of the Banks to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.

          9.03 COST AND EXPENSES. Borrower agrees, whether or not any Loan is made hereunder or any Letter of Credit is issued hereunder, to pay the Agent and each of the Banks upon demand (i) all reasonable out-of-pocket costs and expenses and all Attorneys' Fees of the Agent and each of the Banks in connection with the preparation, documentation, negotiation and execution of this Agreement, the Notes, the Letter of Credit Applications and the other Transaction Documents; provided, however, that such Attorneys' Fees of Harris Trust and Savings Bank shall not exceed the sum of $1,500.00 and such Attorneys' Fees of The Sumitomo Bank, Limited shall not exceed the sum of $1,500.00, (ii) all recording, filing and search fees and expenses incurred in connection with this Agreement and the other Transaction Documents, (iii) all out-of-pocket costs and expenses and all Attorneys' Fees of the Agent and each of the Banks in connection with the (A) the preparation, documentation, negotiation and execution of any amendment, modification, extension or renewal of this Agreement, the Notes, the Letter of Credit Applications and/or any of the other Transaction Documents, (B) the preparation of any waiver or consent hereunder or under any of the other Transaction Documents or (C) any Default or Event of

Default or alleged Default or Event of Default hereunder, (iv) if an Event of Default occurs, all out-of-pocket costs and expenses and all Attorneys' Fees incurred by the Agent and each of the Banks in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom and (v) all other Attorneys' Fees incurred by the Agent or any of the Banks relating to or arising out of or in connection with this Agreement or any of the other Transaction Documents. Borrower further agrees to pay or reimburse the Agent and each of the Banks for any stamp or other taxes which may be payable with respect to the execution, delivery, recording and/or filing of this Agreement, the Notes, the Letter of Credit Applications or any of the other Transaction Documents. All of the obligations of Borrower under this Section 9.03 shall survive the satisfaction and payment of Borrower's Obligations and the termination of this Agreement.

          9.04 ENVIRONMENTAL INDEMNITY. Borrower hereby agrees to indemnify the Agent and each of the Banks and hold the Agent and each of the Banks harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and attorneys' fees and expenses) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, the Agent or any of the Banks for, with respect to or as a direct or indirect result of the violation by Borrower or any Subsidiary of any Environmental Laws; or with respect to, or as a direct or indirect result of the presence on or under, or the Release from, properties utilized by Borrower and/or any Subsidiary in the conduct of their respective businesses into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any Hazardous Substances or any other hazardous or toxic waste, substance or constituent or other substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); and the provisions of and undertakings and indemnification set out in this Section 9.04 shall survive the satisfaction and payment of Borrower's Obligations and the termination of this Agreement.

          9.05 GENERAL INDEMNITY. In addition to the payment of expenses pursuant to Section 9.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to indemnify, pay and hold the Agent and each of the Banks and any holder(s) of the Notes, and the officers, directors, employees, agents and affiliates of the Agent, each of the Banks and such holder(s) (collectively, the "Indemnitees") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, any of the other Transaction Documents or any other agreement, document or instrument executed and delivered by

Borrower or any other Obligor in connection herewith or therewith, the statements contained in any commitment letters delivered by the Agent or any of the Banks, the agreement of any of the Banks to make the Loans hereunder, the agreement of Mercantile to issue the Letters of Credit hereunder or the use or intended use of the proceeds of any Loan hereunder (collectively, the "indemnified liabilities"); PROVIDED that Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final nonappealable order. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 9.05 shall survive the satisfaction and payment of Borrower's Obligations and the termination of this Agreement.

          9.06 AUTHORITY TO ACT. The Agent shall be entitled to act on any notices and instructions (telephonic or written) believed by the Agent in good faith to have been delivered by any person authorized to act on behalf of Borrower pursuant hereto, regardless of whether such notice or instruction was in fact delivered by a person authorized to act on behalf of Borrower, and Borrower hereby agrees to indemnify the Agent and hold the Agent harmless from and against any and all losses and expenses, if any, ensuing from any such action.

          9.07 NOTICES. Any notice, request, demand, consent, confirmation or other communication hereunder shall be in writing and delivered in person or sent by telecopy or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or telecopy number set forth on the signature pages hereof, or at such other address or telecopy number as any party hereto may designate as its address for communications hereunder by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy, or on the third (3rd) Domestic Business Day after the day on which mailed, if sent by registered or certified mail; provided, however, that notices to the Agent under Section 2 and notices to Mercantile under Section 3 shall not be effective until actually received by the Agent or Mercantile, as the case may be.

          9.08 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, EASTERN DIVISION, AS THE AGENT MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND

DETERMINED IN ANY OF SUCH COURTS. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND BORROWER FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER HEREBY EXPRESSLY WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. BORROWER AUTHORIZES THE SERVICE OF PROCESS UPON BORROWER BY REGISTERED MAIL SENT TO BORROWER AT ITS ADDRESS SET FORTH IN
SECTION 9.07. "BORROWER, THE AGENT AND THE BANKS IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND THE AGENT AND/OR ANY OF THE BANKS ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS."

          9.09 GOVERNING LAW. This Agreement, the Notes, the Letter of Credit Applications and all of the other Transaction Documents shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

          9.10 AMENDMENTS AND WAIVERS. Any provision of this Agreement, the Notes, the Letter of Credit Applications or any of the other Transaction Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and the Required Banks (and, if the rights or duties of the Agent in its capacity as Agent are affected thereby, by the

Agent; and if the rights or duties of Mercantile in its capacity as the issuer or the Letters of Credit are affected thereby, by Mercantile); provided that no such amendment or waiver shall, unless signed by all of the Banks, (i) increase the Commitment of any Bank, (ii) reduce the principal amount of or rate of interest on any Loan or any fees hereunder (other than any fees relating to the Letters of Credit other than Letter of Credit Commitment Fees and Letter of Credit Negotiation Fees), (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) change the percentage of the Commitments or of the aggregate principal amount of Loans or Letters of Credit or the number of Banks which shall be required for the Banks or any of them to take any action or obligations under this Section or any other provision of this Agreement, (v) change the definition of "Required Banks" or (vi) amend this
Section 9.10.

          9.11 REFERENCES; HEADINGS FOR CONVENIENCE. Unless otherwise specified herein, all references herein to Section numbers refer to Section numbers of this Agreement, all references herein to EXHIBITS "A", "B", "C", "D", "E", "F", "F-1" and "G" refer to annexed EXHIBITS "A", "B", "C", "D", "E", "F", "F-1" and "G" which are hereby incorporated herein by reference and all references herein to SCHEDULES 3.02, 5.05, 5.07, 5.08, 5.10, 5.12, 5.16, 5.17 and 6.02(l) refer to annexed SCHEDULES 3.02, 5.05, 5.07, 5.08, 5.10, 5.12, 5.16, 5.17 and 6.02(l) which are hereby incorporated herein by reference. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

          9.12 SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or delegate any of its obligations or duties under this Agreement without the prior written consent of the Agent and each of the Banks.

          (b) Any Bank may at any time grant to one or more banks or other financial institutions (each a "Participant") participating interests in its Commitment, any or all of its Loans or its interest in any of the Letters of Credit. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.
Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clauses (i),
(ii) and (iii) of the proviso to Section 9.10 of this Agreement without the consent of the Participant. Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16 and 2.17 of this
Agreement with respect to its participating interest. An assignment or other transfer which is not permitted by subsection
(c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

          (c) Any Bank may at any time assign to one or more banks or other financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and its Note, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of EXHIBIT H attached hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of Borrower and the Agent, which, in each case, shall not be unreasonably withheld or delayed; provided, however, that (i) if any Assignee is an affiliate of such transferor Bank or, immediately prior to such assignment, a Bank, no consent shall be required and (ii) if any Event of Default under this Agreement has occurred and is continuing no consent of Borrower to such assignment shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent, Mercantile and Borrower shall make appropriate arrangements so that, if required, new Note(s) and/or Letter of Credit Participation Certificate(s) are issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500.00.

          (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from any of its obligations hereunder.

          9.13 NO ORAL AGREEMENTS; ENTIRE AGREEMENT. "ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT BORROWER, THE AGENT AND THE BANKS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED BY BORROWER, THE AGENT AND THE BANKS COVERING SUCH MATTERS ARE CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, WHICH AGREEMENT AND OTHER TRANSACTION DOCUMENTS ARE A COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENTS AMONG BORROWER, THE AGENT AND THE BANKS, EXCEPT AS BORROWER, THE AGENT AND THE BANKS MAY LATER AGREE IN WRITING TO MODIFY THEM." This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof.

          9.14 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          9.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.16 RESURRECTION OF BORROWER'S OBLIGATIONS. To the extent that any of the Banks receives any payment on account of any of Borrower's Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower's Obligations or part thereof intended to be satisfied and any and all Liens upon or pertaining to any Property or assets of Borrower and theretofore created and/or existing in favor of such Bank(s) as security for the payment of such Borrower's Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by such Bank(s) and applied on account of Borrower's Obligations.

          9.17 INDEPENDENCE OF COVENANTS. All of the covenants contained in this Agreement and the other Transaction Documents shall be given independent effect so that if a particular action, event or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the provisions of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken, such event occurs or such condition exists.

          9.18 COLLATERAL. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended) as collateral in the extension or maintenance of the credit provided for in this Agreement.

          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, Borrower, the Agent and the Banks have executed this Revolving Credit Agreement this 16th day of June, 1997.

                         CPI CORP.

                     /s/ Barry Arthur
                         ------------------------------------
                         Barry Arthur
                         Executive Vice President, CFO

                         1706 Washington Avenue
                         St. Louis, Missouri 63103
                         Attention: Chief Financial Officer
                         Telecopy No.:  (314) 878-4537

                         MERCANTILE BANK NATIONAL ASSOCIATION

                     /s/ Timothy W. Hassler
                         ------------------------------------
                         Timothy W. Hassler
                         Assistant Vice President

                         721 Locust Street
                         St. Louis, Missouri  63101
                         Attention: Large Corporate Accounts
                         Telecopy No.:  (314) 425-2162

                         HARRIS TRUST AND SAVINGS BANK

                     /s/ Donald J. Buse
                         ------------------------------------
                         Donald J. Buse
                         Vice President

                         111 West Monroe Street
                         Chicago, Illinois 60690
                         Attention:__________________________
                         Telecopy No.:  (312) 461-2591

                         THE SUMITOMO BANK, LIMITED

                     /s/ Michael F. Murphy
                         ------------------------------------
                         Michael F. Murphy
                         Vice President and Manager

                     /s/ Teresa A. Lekich
                         ------------------------------------
                         Teresa A. Lekich
                         Vice President

                         200 North Broadway
                         Suite 1625
                         St. Louis, Missouri 63102
                         Attention: _________________________
                         Telecopy No.:  (314) 241-0736

                         MERCANTILE BANK NATIONAL ASSOCIATION,
                         as Agent

                     /s/ Timothy W. Hassler
                         ------------------------------------
                         Timothy W. Hassler
                         Assistant Vice President

                         721 Locust Street
                         St. Louis, Missouri  63101
                         Attention: Large Corporate Accounts
                         Telecopy No.:  (314) 425-2162

                         SCHEDULE 3.02

                    EXISTING LETTERS OF CREDIT

1.   Mercantile Bank of St. Louis National Association
     Irrevocable Standby Letter of Credit No. 210-2706936 in the amount of $312,351.00 issued for the account of CPI Corp.
     and for the benefit of American Motorist Insurance, as amended.

2.   Mercantile Bank of St. Louis National Association
     Irrevocable Standby Letter of Credit No. 210-2706935 in the amount of $72,777.00 issued for the account of CPI Corp. and for the benefit of American Motorist Insurance, as amended.

3.   Mercantile Bank of St. Louis National Association
     Irrevocable Standby Letter of Credit No. 210-2707674 in the amount of $3,500,000.00 issued for the account of CPI Corp.
     and for the benefit of Travelers Insurance Company, as amended.

                         SCHEDULE 5.05

                           LITIGATION

                              NONE

                         SCHEDULE 5.07

                          TAX MATTERS

The U.S. Department of Treasury and Revenue Canada have recently agreed to a settlement of a dispute over royalties CPI U.S. charges its Canadian subsidiary. The settlement will result in a refund of approximately $350,000.00 from the IRS and additional taxes paid to Revenue Canada of approximately $400,000.00. All other disputed matters have been resolved with the IRS.

As of the date of this Agreement, there are no other material proposed adjustments or disputed tax matters.

                          SCHEDULE 5.08

                 SUBSIDIARIES AS OF JUNE 16, 1997
                                     STATE/PROVINCE  # OF SHARES
SUBSIDIARIES                            COUNTRY      AUTHORIZED
CPI Corp.                            Delaware, USA    4,000
  Consumer Programs
   Holding, Inc.("CPHI")             Delaware, USA    1,000
     Consumer Programs,
      Incorporated("Programs")
      d/b/a Sears Portrait Studios   Missouri, USA    6,000
        CPI Images, L. L. C.         Missouri, USA       --
        CPI Properties, L.L.C.       Missouri, USA       --
        CPI Management Services,
         L.L.C.                      Missouri, USA       --
        CPI Research and
         Development, Inc.           Delaware, USA    1,000
        Consumer Programs Partner,
         Inc.                        Delaware, USA    1,000
     Fox Photo, Inc. ("Fox")
      d/b/a CPI Photo Finish One
       Hour Photo, Inc.
      d/b/a Fox Photo 1-Hour Lab
       Inc.                          Delaware, USA    2,041
        Fox Photo Partner, Inc.      Delaware, USA    1,000
        Proex Photo Systems, Inc.
         d/b/a Proex Portrait &
          Photo
         d/b/a Proex Photo & Lab
         d/b/a Proex Photo
         d/b/a Mainstreet Portraits  Missouri, USA    5,000
     CPI Prints Plus, Inc. ("PP")    Delaware, USA    3,000
        Ridgedale Prints Plus, Inc.
         ("RPP")
          d/b/a Prints Plus          Minnesota, USA     100
           Prints Plus, Inc.
            d/b/a Prints Plus        California, USA 50,000
  CPI Technology Corp.               Missouri, USA    3,000
  CPI Corp. Canada
   d/b/a Sears Portrait Studios      Ontario, Canada  4,000


                          SCHEDULE 5.08 (...continued)

                 SUBSIDIARIES AS OF JUNE 16, 1997
                                     # OF SHARES
SUBSIDIARIES                         OUTSTANDING   HOLDINGS
CPI Corp.                                 4                   --
  Consumer Programs
   Holding, Inc.("CPHI")                100             CPI-100%
     Consumer Programs,
      Incorporated("Programs")
      d/b/a Sears Portrait Studios       50            CPHI-100%
        CPI Images, L. L. C.             --        Programs-100%
        CPI Properties, L.L.C.           --        Programs-100%
        CPI Management Services,
         L.L.C.                          --        Programs-100%
        CPI Research and
         Development, Inc.            1,000        Programs-100%
        Consumer Programs Partner,
         Inc.                         1,000        Programs-100%
     Fox Photo, Inc. ("Fox")
      d/b/a CPI Photo Finish One
       Hour Photo, Inc.
      d/b/a Fox Photo 1-Hour Lab
       Inc.                           2,041             CPHI-49%
        Fox Photo Partner, Inc.           1             Fox-100%
        Proex Photo Systems, Inc.
         d/b/a Proex Portrait &
          Photo
         d/b/a Proex Photo & Lab
         d/b/a Proex Photo
         d/b/a Mainstreet Portraits     500             Fox-100%
     CPI Prints Plus, Inc. ("PP")     3,000            CPHI-100%
        Ridgedale Prints Plus, Inc.
         ("RPP")
          d/b/a Prints Plus             100              PP-100%
           Prints Plus, Inc.
            d/b/a Prints Plus        50,000             RPP-100%
  CPI Technology Corp.                3,000             CPI-100%
  CPI Corp. Canada
   d/b/a Sears Portrait Studios           4             CPI-100%


                         SCHEDULE 5.10

          OTHER DEBT, GUARANTIES AND CAPITALIZED LEASES
       NAME               AMOUNT          DESCRIPTION
Principal/Prudential  $ 55,000,000   Senior long-term-debt--
 Senior Notes                         see further disclosure in
                                      Note A

CPI Corp. Revolving              -   CPI Corp. revolving credit
 Credit Agreement                     agreement with Mercantile
                                      Bank of St.Louis, Harris
                                      Trust and Savings Bank,
                                      and The Sumitomo Bank,
                                      Limited--maximum borrowing
                                      limit: $60,000,000--
                                      covenants similar to Senior
                                      Notes-see Note A

St. Louis Equity Fund       40,799   Investment in St. Louis
                      -------------   Equity Fund 1990 Limited
                                      Partnership
                        45,040,799

Insurance Costs           (145,129)  Senior long-term debt--see
                      -------------   further disclosure in
                                      Note A
Total as of May 24,     44,895,670
 1997 financial
 statements

Bank of America            147,000   Commercial letter of credit
 Commercial Line of                   for CPI Prints Plus, Inc.,
 Credit                               a wholly-owned subsidiary
                                      of CPI Corp.

Royal Bank of Canada         7,270*  Standby letter of credit to
 Irrevocable Standby  -------------   Brampton Hydro Electric
 Letter of Credit                     Commission for CPI
                                      Corporation Canada, a
                                      wholly-owned subsidiary of
                                      CPI Corp.(Canadian dollars
                                      $10,000)
Total                 $ 45,049,940
                      =============

* Exchange rate of .7270 Canadian to US dollars used

                          SCHEDULE 5.10 (...continued)

    OTHER DEBT, GUARANTIES AND CAPITALIZED LEASES (...continued)

     NOTE A

     On August 31, 1993, CPI Corp. privately placed senior notes in the amount of $60,000,000 (the "Note Agreement") with two insurance companies. The notes, issued pursuant to the Note Agreement, mature over a seven-year period with an average maturity of 5.42 years and with the first principal payment due at the end of the third year. Interest on the notes is payable semi-annually at an average effective fixed rate of 6.44%. The Note Agreement requires the Company maintain certain financial ratios and comply with certain restrictive covenants including a limitation on dividend payment, purchase of treasury stock and certain restricted investments are not to exceed $25,000,000 plus 50% of net earnings (or less 100% of net losses) credited at the end of each fiscal year. The Company incurred $459,000 in issuance costs associated with the private placement of the notes. These costs are being amortized ratably over the seven-year life of the notes.

     The Company's performance of the conditions of the Note Agreement and the underlying notes issued under the agreement was originally secured by a pledge of the stock of the Company's direct subsidiaries. As the Company achieved the stipulated financial ratios required by the agreement to release the pledge of stock and pursuant to the direction of the lenders, on June 5, 1995, the lien on the pledged shares of the Company's direct, wholly owned subsidiaries was released.

     The Note Agreement has been amended on the following dates:
     February 24, 1994, June 14, 1994, September 18, 1995,
     October 2,1 996 and April 11, 1997.

CPI Corp. guarantees all lines of credits to its subsidiaries and routinely guarantees leases entered into by subsidiaries. There are numerous intercompany accounts payable and notes arising in the ordinary course of the business of the Company and its subsidiaries.

The above information represents both short- and long-term debt agreements of CPI Corp. as of its most recent fiscal period close, May 24, 1997. No additional short- or long-term debt, loan or guarantees agreements have been entered into as of June 16, 1995.

                          SCHEDULE 5.12

                          EXISTING LIENS

                              NONE

                        SCHEDULE 5.16

              PATENTS, LICENSES, TRADEMARKS, ETC.

                            NONE

                         SCHEDULE 5.17

          ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS

Borrower and its Subsidiaries are required by Federal, state and local wastewater authorities to report or respond to any exceedance of assigned wastewater discharge limits. To date, all reports or violation notices were minor and had no Material
Adverse Effect on the operations of Borrower and its Subsidiaries.

                       SCHEDULE 6.02(l)

                   RESTRICTIVE AGREEMENTS

                             NONE

                           EXHIBIT A

                     REVOLVING CREDIT NOTE


$________________                           St. Louis, Missouri
                                                  June 16, 1997


          FOR VALUE RECEIVED, on the last day of the Revolving Credit Period, the undersigned, CPI CORP., a Delaware corporation ("Borrower"), hereby promises to pay to the order of ___________ __________________________________ ("Bank"), the principal sum of

_______________ Million Dollars ($______________), or such lesser sum as may then constitute the aggregate unpaid principal amount of all Revolving Credit Loans made by Bank to Borrower pursuant to the Revolving Credit Agreement referred to below. The aggregate principal amount of Revolving Credit Loans which Bank shall be committed to have outstanding hereunder at any time shall not exceed _____________ Million Dollars ($_________), which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the terms and conditions hereof and of the Revolving Credit Agreement referred to below. Borrower further promises to pay to the order of Bank interest on the aggregate unpaid principal amount of such Revolving Credit Loans on the dates and at the rate or rates provided for in the Revolving Credit Agreement. All such payments of principal and interest shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of Mercantile Bank National Association, 721 Locust Street, St. Louis, Missouri 63101.

          All Revolving Credit Loans made by Bank and all repayments of the principal thereof shall be recorded by Bank on its books and records. Bank's books and records showing the account between Bank and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth.

          This Note is one of the "Notes" referred to in the Revolving Credit Agreement dated the date hereof by and among Borrower, the banks listed on the signature pages thereof and Mercantile Bank National Association, as agent (as the same may from time to time be amended, modified, extended or renewed, the "Revolving Credit Agreement"). The Revolving Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the occurrence of certain stated events and also for prepayments on account of principal hereof and interest hereon prior to the maturity hereof upon the terms and conditions specified therein. All capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Revolving Credit Agreement.

          Upon the occurrence of any Event of Default under the Revolving Credit Agreement, Bank's obligation to make additional Revolving Credit Loans under this Note may be terminated in the manner and with the effect as provided in the Revolving Credit Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Revolving Credit Agreement.

          In the event that any payment due hereunder shall not be paid when due, whether by reason of maturity, acceleration or otherwise, and this Note shall be placed in the hands of an attorney or attorneys for collection, or if this Note shall be placed in the hands of an attorney or attorneys for representation of Bank in connection with bankruptcy or insolvency proceedings relating hereto, Borrower hereby agrees to pay to the order of Bank, in addition to all other amounts otherwise due hereon, the costs and expenses of such collection and representation, including, without limitation, reasonable attorneys' fees and expenses (whether or not litigation shall be commenced in aid thereof). Borrower hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor.

          This Note shall be governed by and construed in accordance with the substantive laws of the State of Missouri
(without reference to conflict of law principles).

                              CPI CORP.



                              By_____________________________
                              Title:_________________________

                          EXHIBIT B

                  LETTER OF CREDIT REQUEST

                   [Borrower's Letterhead]

                            [Date]


Mercantile Bank National Association
721 Locust Street
St. Louis, Missouri  63101
Attention:  Large Corporate Accounts

Gentlemen:

          Reference is hereby made to that certain Revolving Credit Agreement dated June 16, 1997, by and among the undersigned, the banks listed on the signature pages thereof and Mercantile Bank National Association, as agent for the Banks (as the same may from time to time be amended, modified, extended or renewed, the "Revolving Credit Agreement"). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Revolving Credit Agreement.

          Pursuant to Section 3.01 of the Revolving Credit Agreement, the undersigned hereby requests that you issue an irrevocable [standby] [commercial] Letter of Credit in the amount of $__________ for the account of the undersigned and for the benefit of __________________________ upon the terms and conditions set forth in the attached Application and Agreement for Irrevocable [Standby] [Commercial] Letter of Credit.

          The undersigned hereby represents and warrants to you that as of the date hereof all of the representations and warranties of the undersigned contained in the Revolving Credit Agreement are true and correct in all material respects as if made on and as of the date hereof and no Default or Event of Default under the Revolving Credit Agreement has occurred and is continuing and that no such Default or Event of Default will result from the issuance of the Letter of Credit request hereby.

                              Very truly yours,

                              CPI CORP.


                              By____________________________
                              Title:________________________

                          EXHIBIT C

APPLICATION AND AGREEMENT FOR IRREVOCABLE STANDBY LETTER OF
CREDIT


(This exhibit contains Mercantile's standard form of application and agreement for irrevocable standby letter of credit.)

                           EXHIBIT D

APPLICATION AND AGREEMENT FOR IRREVOCABLE COMMERCIAL LETTER OF
CREDIT


(This exhibit contains Mercantile's standard form of application and agreement for irrevocable commercial letter of credit.)

                         EXHIBIT E

        LETTER OF CREDIT PARTICIPATION CERTIFICATE


          This Letter of Credit Participation Certificate is issued pursuant to Section 3.03 of that certain Revolving Credit Agreement dated June 16, 1997, by and among CPI Corp., the banks listed on the signature pages thereof and Mercantile Bank National Association, as agent for the Banks, as the same may from time to time be amended, modified, extended or renewed (the "Revolving Credit Agreement"). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Revolving Credit Agreement.

          Subject to the terms, provisions and conditions contained in the Revolving Credit Agreement, Mercantile hereby issues to _______________________________ a __________________
Percent (____________%) undivided participation interest in all Letters of Credit issued by Mercantile from time to time under the Revolving Credit Agreement (including, without limitation, an undivided participation interest in the reimbursement risk relating to such Letters of Credit, in all payments and Letter of Credit Loans made by Mercantile in connection with such Letters of Credit and in all collateral securing such Letters of Credit and such Letter of Credit Loans).

          This Certificate may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

          Executed this 16th day of June, 1997.


                          MERCANTILE BANK NATIONAL ASSOCIATION


                          By:________________________________
                          Title:_____________________________


          The foregoing Letter of Credit Participation
Certificate is hereby accepted this 16th day of June, 1997.

                          ___________________________________

                          By:________________________________
                          Title:_____________________________

                             EXHIBIT F

                 FORM OF LEGAL OPINION OF WHITE & CASE

(This Exhibit contains opinions received from White & Case, special counsel for the Company.)

                         EXHIBIT F-1

     FORM OF LEGAL OPINION OF GENERAL COUNSEL OF BORROWER


(This Exhibit contains opinions received from Jane E. Nelson,
Esq., General Counsel of the Company.)

                           EXHIBIT G

                  _________________, 19_____


Mercantile Bank National Association
721 Locust Street
St. Louis, Missouri  63101

Harris Trust and Savings Bank
111 West Monroe Street
Chicago, Illinois 60690

The Sumitomo Bank, Limited
200 North Broadway
Suite 1625
St. Louis, Missouri 63102

Mercantile Bank National
  Association, as Agent
721 Locust Street
St. Louis, Missouri  63101

Gentlemen:

          Reference is hereby made to that certain Revolving Credit Agreement dated June 16, 1997, by and among the undersigned, the banks listed on the signature pages thereof and Mercantile Bank National Association, as agent for the Banks (as the same may from time to time be amended, modified, extended or renewed, the "Revolving Credit Agreement"). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Revolving Credit Agreement.

          The undersigned hereby certifies to you that as of the date hereof:

          (a) all of the representations and warranties of the Borrower contained in the Revolving Credit Agreement are true and correct in all material respects as if made on and as of the date hereof;

          (b) no violation or breach of any of the affirmative covenants of the Borrower contained in the Revolving Credit
Agreement has occurred and is continuing;

          (c) no violation or breach of any of the negative covenants of the Borrower contained in the Revolving Credit
Agreement has occurred and is continuing;

          (d) no Default or Event of Default under or within the meaning of the Revolving Credit Agreement has occurred and is continuing;

          (e) the financial statements of Borrower and its Subsidiaries delivered to you with this letter are true, correct and complete and have been prepared in accordance with generally accepted accounting principles consistently applied; and

          (f)  the financial covenant information set forth in
SCHEDULE 1 to this letter is true and correct.

                              Very truly yours,

                              CPI CORP.


                              By:____________________________
                              Title:_________________________

                           SCHEDULE 1

                Financial Covenant Information
                ____as of___________, 19______


FINANCIAL COVENANT            ACTUAL                   REQUIRED

                           EXHIBIT H

              ASSIGNMENT AND ASSUMPTION AGREEMENT

          THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this
"Agreement") is made and entered into as of ____________, 19___, by and among [ASSIGNOR] (the "Assignor"), [ASSIGNEE] (the
"Assignee"), CPI CORP., a Delaware corporation (the "Borrower"), and MERCANTILE BANK NATIONAL ASSOCIATION, as Agent (the "Agent").

                          WITNESSETH:

          WHEREAS, this Agreement relates to the Revolving Credit
Agreement dated June 16, 1997, by and among Borrower, the Assignor and the other Banks party thereto, as Banks, and the Agent, as amended (the "Revolving Credit Agreement");

          WHEREAS, as provided under the Revolving Credit Agreement, (a) the Assignor has a Commitment to make Revolving Credit Loans to Borrower in an aggregate principal amount at any one time outstanding not to exceed $_______________ and (b) the Assignor has a ________________ Percent (______%) [participation] interest in each of the Letter(s) of Credit (including, without limitation, all Letter of Credit Loans made with respect thereto);

          WHEREAS, as of the date hereof, (a) the aggregate outstanding principal amount of all Revolving Credit Loans made by the Assignor to Borrower is $________________, (b) the aggregate outstanding principal amount of all Letter of Credit Loans made by to Borrower is $_________________ and (c) the aggregate undrawn face amount of all of the outstanding Letter(s) of Credit is $______________ ; and

          WHEREAS, the Assignor proposes to assign to the Assignee a __________________ Percent (________%) interest in all of the rights and obligations of the Assignor under the Revolving Credit Agreement, including, without limitation, all of the rights and obligations of the Assignor under the Revolving Credit Agreement in respect of its Commitment, its Revolving Credit Loans, its Pro Rata Share of the undrawn face amount of each of the Letter(s) of Credit and its Pro Rata Share of each of the Letter of Credit Loans (the "Assigned Percentage"), and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

          SECTION 1.  DEFINITIONS. All capitalized terms not
otherwise defined herein shall have the respective meanings set forth in the Revolving Credit Agreement.

          SECTION 2. ASSIGNMENT. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the

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Revolving Credit Agreement to the extent of the Assigned
Percentage, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Revolving Credit Agreement to the extent of the Assigned Percentage, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, Borrower and the Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Revolving Credit Agreement with a Commitment in an amount equal to $____________, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Revolving Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

          SECTION 3. PAYMENTS. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.* It is understood that commitment and/or facility fees accrued to but excluding the date hereof with respect to the Assigned Percentage are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Revolving Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

          [SECTION 4. CONSENT OF THE BORROWER AND THE AGENT. This Agreement is conditioned upon the consent of the Borrower and the Agent pursuant to Section 9.12(c) of the Revolving Credit Agreement. The execution of this Agreement by the Borrower and the Agent is evidence of this consent. Pursuant to Section 9.12(c) of the Revolving Credit Agreement, the Borrower agrees to execute and deliver a Note payable to the order of the Assignee and Mercantile agrees to execute and deliver a Letter of Credit Participation Certificate with respect to the Letter(s) of Credit to the Assignee to evidence the assignment and assumption provided for herein.]

          SECTION 5.  NON-RELIANCE ON ASSIGNOR.  The Assignor
makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition,

          * Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.


                            106

or statements of Borrower, or the validity and enforceability of the obligations of Borrower in respect of the Revolving Credit Agreement, any Note or any other Transaction Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of Borrower.

          SECTION 6.  GOVERNING LAW.  This Agreement shall be
governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

          SECTION 7. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed and delivered by their duly authorized officers as of the date first above written.
                              [ASSIGNOR]


                              By_____________________________
                              Title:_________________________


                              [ASSIGNEE]


                              By_____________________________
                              Title:_________________________

                              CPI CORP.


                              By_____________________________
                              Title:_________________________


                              MERCANTILE BANK NATIONAL
                              ASSOCIATION, as Agent


                              By_____________________________
                              Title:_________________________






































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